Filed pursuant to Rule 424(b)(3)
File No. 333-240261

FS CREDIT REAL ESTATE INCOME TRUST, INC.

Supplement dated May 18, 2022

to

Prospectus dated April 8, 2022

This supplement contains information which amends, supplements or modifies certain information contained in the Prospectus of FS Credit Real Estate Income Trust, Inc. dated April 8, 2022 (as so supplemented and amended, the “Prospectus”). Capitalized and/or defined terms used in this supplement have the same meanings as in the Prospectus, unless otherwise stated herein.

You should carefully consider the “Risk Factors ” beginning on page 35 of the Prospectus before you decide to invest in shares of our common stock.

Quarterly Report on Form 10-Q

The Prospectus is hereby supplemented with our Quarterly Report on Form 10-Q, excluding exhibits, for the quarter ended March 31, 2022 that was filed with the SEC on May 16, 2022, a copy of which is attached to this supplement as Appendix A.

APPENDIX A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

FOR THE QUARTERLY PERIOD ENDED MARCH 31, 2022

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

FOR THE TRANSITION PERIOD FROM                 TO

COMMISSION FILE NUMBER: 000-56163

FS Credit Real Estate Income Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	81-4446064
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

201 Rouse Boulevard Philadelphia, Pennsylvania	19112
(Address of principal executive offices)	(Zip Code)

(215) 495-1150

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Exchange Act: None.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act  ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

Indicate the number of shares outstanding of each of the issuer’s classes of common stock as of the latest practicable date.

As of May 13, 2022 there were 899,852 outstanding shares of Class F common stock, 906,648 outstanding shares of Class Y common stock, 1,486,598 outstanding shares of Class T common stock, 41,267,801 outstanding shares of Class S common stock, 679,917 outstanding shares of Class D common stock, 3,454,382 outstanding shares of Class M common stock and 22,218,778 outstanding shares of Class I common stock.

PART I—FINANCIAL INFORMATION

Item 1. Financial Statements.

FS Credit Real Estate Income Trust, Inc.

Consolidated Balance Sheets

(in thousands, except share amounts)

	March 31, 2022 (Unaudited)	December 31, 2021
Assets
Cash and cash equivalents	$155,381	$46,798
Restricted cash	19,862	39,010
Loans receivable, held-for-investment	4,649,544	3,841,868
Mortgage-backed securities held-to-maturity	68,003	37,862
Mortgage-backed securities available-for-sale, at fair value	87,422	44,518
Interest receivable	10,160	6,861
Deferred financing costs	550	658
Other assets	7,702	6,819

Total assets(1)	$4,998,624	$4,024,394

Liabilities
Collateralized loan obligations (net of deferred financing costs of $23,158 and $16,701, respectively)	$2,659,412	$1,886,382
Repurchase agreements payable (net of deferred financing costs of $2,116 and $1,958, respectively)	797,696	903,010
Credit facilities payable (net of deferred financing costs of $4,280 and $2,230, respectively)	53,485	196,960
Due to related party	69,893	48,514
Interest payable	3,015	2,591
Payable for shares repurchased	11,484	4,227
Other liabilities	15,497	9,370

Total liabilities(1)	3,610,482	3,051,054

Commitments and contingencies (See Note 10)
Stockholders’ equity
Preferred stock, $0.01 par value, 50,000,000 shares authorized, 125 and 125 issued and outstanding, respectively	0	0
Class F common stock, $0.01 par value, 125,000,000 shares authorized, 910,110 and 902,878 issued and outstanding, respectively	9	9
Class Y common stock, $0.01 par value, 125,000,000 shares authorized, 906,648 and 906,648 issued and outstanding, respectively	9	9
Class T common stock, $0.01 par value, 125,000,000 shares authorized, 1,447,529 and 1,407,377 issued and outstanding, respectively	14	14
Class S common stock, $0.01 par value, 125,000,000 shares authorized, 33,053,874 and 22,823,721 issued and outstanding, respectively	331	228
Class D common stock, $0.01 par value, 125,000,000 shares authorized, 663,801 and 642,162 issued and outstanding, respectively	7	6
Class M common stock, $0.01 par value, 125,000,000 shares authorized, 3,180,900 and 2,876,736 issued and outstanding, respectively	32	29
Class I common stock, $0.01 par value, 300,000,000 shares authorized, 18,210,549 and 11,366,687 issued and outstanding, respectively	182	114
Additional paid-in capital	1,383,218	969,558
Accumulated other comprehensive income (loss)	(325)	86
Retained earnings	4,665	3,287
Total stockholders’ equity	1,388,142	973,340

Total liabilities and stockholders’ equity	$4,998,624	$4,024,394

(1)

The March 31, 2022 and December 31, 2021 consolidated balance sheets include assets of consolidated variable interest entities, or VIEs, that can only be used to settle obligations of the VIEs, and liabilities of consolidated VIEs for which creditors do not have recourse to the Company. As of March 31, 2022 and December 31, 2021, assets of the VIEs totaled $3,368,003 and $2,347,510, respectively, and liabilities of the VIEs totaled $2,661,239 and $1,887,944, respectively. See Note 9 to the unaudited consolidated financial statements for further details.

See notes to unaudited consolidated financial statements.

FS Credit Real Estate Income Trust, Inc.

Unaudited Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2022	2021
Net interest income
Interest income	$45,984	$11,716
Less: Interest expense	(16,215)	(2,829)

Net interest income	29,769	8,887

Other expenses
Management and performance fees	3,997	1,573
General and administrative expenses	3,543	1,405
Less: Expense limitation	—	(56)
Add: Expense recoupment to sponsor	1,310	—

Net other expenses	8,850	2,922

Net income	20,919	5,965
Preferred stock dividends	(4)	(4)

Net income attributable to FS Credit Real Estate Income Trust, Inc.	$20,915	$5,961

Per share information—basic and diluted
Net income per share of common stock (earnings per share)	$0.40	$0.41

Weighted average common stock outstanding	52,065,664	14,599,443

See notes to unaudited consolidated financial statements.

FS Credit Real Estate Income Trust, Inc.

Unaudited Consolidated Statements of Comprehensive Income

(in thousands)

	Three Months Ended March 31,
	2022	2021
Net income	$20,919	$5,965
Other comprehensive income
Net change in unrealized gain (loss) on mortgage-backed securities available-for-sale	(411)	—

Total other comprehensive income (loss)	(411)	—

Comprehensive income	$20,508	$5,965

See notes to unaudited consolidated financial statements.

FS Credit Real Estate Income Trust, Inc.

Unaudited Consolidated Statements of Changes in Equity

(in thousands)

	Par Value
	Common Stock Class F	Common Stock Class Y	Common Stock Class T	Common Stock Class S	Common Stock Class D	Common Stock Class M	Common Stock Class I	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)(1)	Retained Earnings (Accumulated Deficit)	Total Stockholders’ Equity
Three Months Ended March 31, 2022
Balance as of December 31, 2021	$9	$9	$14	$228	$6	$29	$114	$969,558	$86	$3,287	$973,340
Common stock issued	—	—	—	105	1	3	72	449,842	—	—	450,023
Distributions declared	—	—	—	—	—	—	—	—	—	(19,537)	(19,537)
Proceeds from distribution reinvestment plan	—	—	—	2	—	—	1	9,371	—	—	9,374
Redemptions of common stock	—	—	—	(4)	—	—	(5)	(24,165)	—	—	(24,174)
Stockholder servicing fees	—	—	—	—	—	—	—	(21,629)	—	—	(21,629)
Offering costs	—	—	—	—	—	—	—	(3,401)	—	—	(3,401)
Performance contingent rights issued	—	—	—	—	—	—	—	3,642	—	—	3,642
Net income	—	—	—	—	—	—	—	—	—	20,919	20,919
Dividends on preferred stock	—	—	—	—	—	—	—	—	—	(4)	(4)
Other comprehensive income	—	—	—	—	—	—	—	—	(411)	—	(411)

Balance as of March 31, 2022	$9	$9	$14	$331	$7	$32	$182	$1,383,218	$(325)	$4,665	$1,388,142

Three Months Ended March 31, 2021
Balance as of December 31, 2020	$9	$1	$12	$58	$5	$20	$22	$303,783	$—	$1,802	$305,712
Common stock issued	—	—	1	14	—	2	8	62,420	—	—	62,445
Distributions declared	—	—	—	—	—	—	—	—	—	(5,938)	(5,938)
Proceeds from distribution reinvestment plan	—	—	—	—	—	—	—	2,242	—	—	2,242
Redemptions of common stock	—	—	—	—	—	—	—	(3,441)	—	—	(3,441)
Stockholder servicing fees	—	—	—	—	—	—	—	(3,330)	—	—	(3,330)
Offering costs	—	—	—	—	—	—	—	(316)	—	—	(316)
Net income	—	—	—	—	—	—	—	—	—	5,965	5,965
Dividends on preferred stock	—	—	—	—	—	—	—	—	—	(4)	(4)

Balance as of March 31, 2021	$9	$1	$13	$72	$5	$22	$30	$361,358	$—	$1,825	$363,335

(1)	Comprised solely of unrealized gain (loss) on mortgage-backed securities, available for sale.

See notes to unaudited consolidated financial statements.

FS Credit Real Estate Income Trust, Inc.

Unaudited Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities
Net income	$20,919	$5,965
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Performance contingent rights issued	3,642	—
Amortization of deferred fees on loans and debt securities	(830)	(343)
Amortization of deferred financing costs	1,803	597
Changes in assets and liabilities
Reimbursement due from sponsor	—	388
Interest receivable	(3,299)	(877)
Other assets	(883)	15,872
Due to related party	1,248	2,882
Interest payable	424	116
Other liabilities	(1,295)	(1,181)

Net cash provided by (used in) operating activities	21,729	23,419

Cash flows used in investing activities
Origination and fundings of loans receivable, held-for-investment	(1,041,768)	(224,530)
Principal collections from loans receivable, held-for-investment	234,475	23,885
Exit and extension fees received on loans receivable, held-for-investment	300	25
Purchases of mortgage-backed securities available-for-sale	(36,909)	(13,325)
Principal repayments of mortgage-backed securities available-for-sale	37	—
Purchases of mortgage-backed securities held-to-maturity	(30,000)	—

Net cash used in investing activities	(873,865)	(213,945)

Cash flows from financing activities
Issuance of common stock	450,023	62,445
Redemptions of common stock	(16,917)	(4,021)
Stockholder distributions paid	(9,182)	(3,542)
Stockholder servicing fees	(1,498)	(448)
Offering costs paid	(3,401)	(316)
Borrowings under repurchase agreements	722,251	143,091
Repayments under repurchase agreements	(827,407)	(19,926)
Borrowings under credit facility	88,780	56,000
Repayments under credit facility	(230,205)	(31,000)
Proceeds from issuance of collateralized loan obligation	842,662	—
Repayment of collateralized loan obligation	(63,175)	—
Payment of deferred financing costs	(10,360)	(1,071)

Net cash provided by (used in) financing activities	941,571	201,212

Total increase (decrease) in cash, cash equivalents and restricted cash	89,435	10,686
Cash, cash equivalents and restricted cash at beginning of period	85,808	17,874

Cash, cash equivalents and restricted cash at end of period	$175,243	$28,560

Supplemental disclosure of cash flow information and non-cash financial activities
Payments of interest	$13,988	$2,116

Accrued stockholder servicing fee	$20,131	$2,882

Distributions payable	$3,924	$1,276

Reinvestment of stockholder distributions	$9,374	$2,242

Payable for shares repurchased	$11,484	$950

See notes to unaudited consolidated financial statements.

FS Credit Real Estate Income Trust, Inc.

Notes to Unaudited Consolidated Financial Statements

(in thousands, except share and per share amounts)

Note 1. Principal Business and Organization

FS Credit Real Estate Income Trust, Inc., or the Company, was incorporated under the general corporation laws of the State of Maryland on November 7, 2016 and formally commenced investment operations on September 13, 2017. The Company is currently conducting a public offering of up to $2,750,000 of its Class T, Class S, Class D, Class M and Class I shares of common stock pursuant to a registration statement on Form S-11 filed with the Securities and Exchange Commission, or SEC, consisting of up to $2,500,000 in shares in its primary offering and up to $250,000 in shares pursuant to its distribution reinvestment plan. The Company also previously conducted private offerings of its Class F common stock and Class Y common stock. The Company is managed by FS Real Estate Advisor, LLC, or FS Real Estate Advisor, a subsidiary of the Company’s sponsor, Franklin Square Holdings, L.P., which does business as FS Investments, or FS Investments, a national sponsor of alternative investment funds designed for the individual investor. FS Real Estate Advisor has engaged Rialto Capital Management, LLC, or Rialto, to act as its sub-adviser.

The Company has elected to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes commencing with its taxable year ended December 31, 2017. The Company intends to be an investment vehicle of indefinite duration focused on real estate debt investments and other real estate-related assets. The shares of common stock are generally intended to be sold and repurchased by the Company on a continuous basis. The Company intends to conduct its operations so that it is not required to register under the Investment Company Act of 1940, as amended, or the 1940 Act.

The Company’s primary investment objectives are to: provide current income in the form of regular, stable cash distributions to achieve an attractive dividend yield; preserve and protect invested capital; realize appreciation in net asset value, or NAV, from proactive investment management and asset management; and provide an investment alternative for stockholders seeking to allocate a portion of their long-term investment portfolios to commercial real estate debt with lower volatility than public real estate companies.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation: The accompanying unaudited consolidated financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP. The unaudited consolidated financial statements include both the Company’s accounts and the accounts of its wholly owned subsidiaries and variable interest entities, or VIEs, of which the Company is the primary beneficiary, as of March 31, 2022. All significant intercompany transactions have been eliminated in consolidation. In the opinion of management, the accompanying unaudited consolidated financial statements reflect all adjustments, which are normal and recurring in nature, necessary for fair financial statement presentation. The operating results presented for interim periods are not necessarily indicative of the results that may be expected for any other interim period or for the entire year. The Company has evaluated the impact of subsequent events through the date the unaudited consolidated financial statements were issued.

Use of Estimates: The preparation of the unaudited consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation: Financial Accounting Standards Board, or FASB, Accounting Standards Codification Topic 810—Consolidation, or ASC Topic 810, provides guidance on the identification of a VIE (an entity for which control is achieved through means other than voting rights) and the determination of which business enterprise, if any, should consolidate the VIE. An entity is considered a VIE if any of the following applies: (1) the equity investors (if any) lack one or more of the essential characteristics of a controlling financial interest; (2) the equity investment at risk is insufficient to finance that entity’s activities without additional subordinated financial support; or (3) the equity investors have voting rights that are not proportionate to their economic interests and the activities of the entity involve or are conducted on behalf of an investor with a disproportionately small voting interest.

The Company consolidates VIEs in which it is considered to be the primary beneficiary. The primary beneficiary is defined as the entity having both of the following characteristics: (1) the power to direct the activities that, when taken together, most significantly impact the VIE’s performance; and (2) the obligation to absorb losses and right to receive the returns from the VIE that would be significant to the VIE. The Company determines whether it is the primary beneficiary of an entity subject to consolidation based on a qualitative assessment of the VIE’s capital structure, contractual terms, nature of the VIE’s operations and purpose and the Company’s relative exposure to the related risks of the VIE on the date it becomes initially involved in the VIE. The Company reassesses its VIE determination with respect to an entity on an ongoing basis. Refer to Note 9 for additional discussion of the Company’s VIEs.

FS Credit Real Estate Income Trust, Inc.

Notes to Unaudited Consolidated Financial Statements (continued)

(in thousands, except share and per share amounts)

Note 2. Summary of Significant Accounting Policies (continued)

Cash, Cash Equivalents and Restricted Cash: The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company invests its cash in overnight institutional money market funds. The Company’s uninvested cash is maintained with high credit quality financial institutions, which are members of the Federal Deposit Insurance Corporation. Restricted cash primarily represents cash held in an account to fund additional collateral interests within the Company’s collateralized loan obligations.

The following table provides a reconciliation of cash, cash equivalents and restricted cash in the Company’s consolidated balance sheets to the total amount shown in the Company’s unaudited consolidated statements of cash flows:

	March 31,
	2022	2021
Cash and cash equivalents	$155,381	$17,662
Restricted cash	19,862	10,898

Total cash, cash equivalents and restricted cash	$175,243	$28,560

Loans Receivable and Provision for Loan Losses: The Company originates and purchases commercial real estate debt and related instruments generally to be held as long-term investments at amortized cost. The Company is required to periodically evaluate each of these loans for possible impairment. Impairment is indicated when it is deemed probable that the Company will not be able to collect all amounts due to it pursuant to the contractual terms of the loan. If a loan is determined to be impaired, the Company writes down the loan through a charge to the provision for loan losses. Impairment of these loans, which are collateral dependent, is measured by comparing the estimated fair value of the underlying collateral, less costs to sell, to the book value of the respective loan. These valuations require significant judgments, which include assumptions regarding capitalization rates, leasing, creditworthiness of major tenants, occupancy rates, availability of financing, exit plan, loan sponsorship, actions of other lenders, and other factors deemed necessary by FS Real Estate Advisor and Rialto. Actual losses, if any, could ultimately differ from these estimates.

Loans that the Company originates or purchases that the Company is unable to hold, or intends to sell or otherwise dispose of, in the foreseeable future are classified as held-for-sale and are carried at the lower of amortized cost or fair value.

FS Real Estate Advisor and Rialto perform a quarterly review of the Company’s portfolio of loans. In connection with this review, FS Real Estate Advisor and Rialto assess the risk factors of each loan and assign a risk rating based on a variety of factors, including, without limitation, loan-to-value ratio, or LTV, debt yield, property type, geographic and local market dynamics, physical condition, cash flow volatility, leasing and tenant profile, loan structure and exit plan, and project sponsorship. Based on a 5-point scale, the Company’s loans are rated “1” through “5,” from less risk to greater risk, which ratings are defined as follows:

Loan Risk Rating	Summary Description
1	Very Low Risk
2	Low Risk
3	Medium Risk
4	High Risk/Potential for Loss: A loan that has a risk of realizing a principal loss
5	Impaired/Loss Likely: A loan that has a very high risk of realizing a principal loss or has otherwise incurred a principal loss

Mortgage-backed Securities: The Company designates its mortgage-backed securities as held-to-maturity or available-for-sale depending on the investment strategy and ability to hold such securities to maturity. Mortgage-backed securities are classified as held-to-maturity when the Company intends to, and has the ability to hold until maturity. Held-to-maturity securities are stated at amortized cost on the consolidated balance sheets. Mortgage-backed securities the Company does not hold for the purpose of selling in the near-term or may dispose of prior to maturity, are classified as available-for sale and are reported at fair value on the consolidated balance sheets with changes in fair value recorded in other comprehensive income.

The Company regularly monitors its mortgage-backed securities to ensure investments that may be other-than-temporarily impaired are timely identified, properly valued and charged against earnings in the proper period. The determination that a security has incurred an other-than-temporary decline in value requires the judgment of management. Assessment factors include, but are not limited to, the length of time and the extent to which the market value has been less than amortized cost, the financial condition and rating of the issuer, and the intent to sell or whether it is more likely than not that the Company will be required to sell.

FS Credit Real Estate Income Trust, Inc.

Notes to Unaudited Consolidated Financial Statements (continued)

(in thousands, except share and per share amounts)

Note 2. Summary of Significant Accounting Policies (continued)

Fair Value of Financial Instruments: Accounting Standards Codification Topic 820, Fair Value Measurements and Disclosures, or ASC Topic 820, defines fair value, establishes a framework for measuring fair value, and requires certain disclosures about fair value measurements under GAAP. Specifically, this guidance defines fair value based on exit price, or the price that would be received upon the sale of an asset or the transfer of a liability in an orderly transaction between market participants at the measurement date.

ASC Topic 820 also establishes a fair value hierarchy that prioritizes and ranks the level of market price observability used in measuring financial instruments. Market price observability is affected by a number of factors, including the type of financial instrument, the characteristics specific to the financial instrument, and the state of the marketplace, including the existence and transparency of transactions between market participants. Financial instruments with readily available quoted prices in active markets generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

Financial instruments measured and reported at fair value are classified and disclosed based on the observability of inputs used in the determination, as follows:

Level 1:	Generally includes only unadjusted quoted prices that are available in active markets for identical financial instruments as of the reporting date.

Level 2:	Pricing inputs include quoted prices in active markets for similar instruments, quoted prices in less active or inactive markets for identical or similar instruments where multiple price quotes can be obtained, and other observable inputs, such as interest rates, yield curves, credit risks, and default rates.

Level 3:	Pricing inputs are unobservable for the financial instruments and include situations where there is little, if any, market activity for the financial instrument. These inputs require significant judgment or estimation by management or third parties when determining fair value and generally represent anything that does not meet the criteria of Levels 1 and 2.

The estimated value of each asset reported at fair value using Level 3 inputs is determined by an internal committee composed of members of senior management of FS Real Estate Advisor.

Certain of the Company’s assets are reported at fair value either (i) on a recurring basis, as of each quarter-end, or (ii) on a nonrecurring basis, as a result of impairment or other events. The Company generally values its assets recorded at fair value by either (i) discounting expected cash flows based on assumptions regarding the collection of principal and interest and estimated market rates, or (ii) obtaining assessments from third-party dealers. For collateral-dependent loans that are identified as impaired, the Company measures impairment by comparing FS Real Estate Advisor’s estimation of fair value of the underlying collateral, less costs to sell, to the book value of the respective loan. These valuations may require significant judgments, which include assumptions regarding capitalization rates, leasing, creditworthiness of major tenants, occupancy rates, availability of financing, exit plan, loan sponsorship, actions of other lenders, and other factors deemed necessary by FS Real Estate Advisor and Rialto.

The Company is also required by GAAP to disclose fair value information about financial instruments that are not otherwise reported at fair value in the Company’s consolidated balance sheets, to the extent it is practicable to estimate a fair value for those instruments. These disclosure requirements exclude certain financial instruments and all non-financial instruments.

FS Credit Real Estate Income Trust, Inc.

Notes to Unaudited Consolidated Financial Statements (continued)

(in thousands, except share and per share amounts)

Note 2. Summary of Significant Accounting Policies (continued)

The following methods and assumptions are used to estimate the fair value of other classes of financial instruments, for which it is practicable to estimate that value:

•	Cash and cash equivalents: The carrying amount of cash on deposit and in money market funds approximates fair value.

•	Restricted cash: The carrying amount of restricted cash approximates fair value.

•

Loans receivable, net: The fair values for these loans were estimated by FS Real Estate Advisor based on discounted cash flow methodology taking into consideration factors, including capitalization rates, discount rates, leasing, occupancy rates, availability and cost of financing, exit plan, sponsorship, actions of other lenders, and indications of market value from other market participants.

•	Mortgage-backed securities available-for-sale: The fair values for these investments were based on indicative deal quotes.

•

Mortgage-backed securities held-to-maturity: The fair values for these investments were estimated by FS Real Estate Advisor based on a discounted cash flow methodology pursuant to which a discount rate or market yield is used to discount the estimated future cash flows expected to be received from the underlying investment, which include both future principal and interest payments. Significant increases or decreases in the discount rate or market yield would result in a decrease or increase in the fair value measurement.

•

Collateralized loan obligations, repurchase agreements payable and credit facilities payable: The fair values for these instruments were estimated based on the rate at which similar credit facilities would have currently been priced.

Deferred Financing Costs: Deferred financing costs include issuance and other costs related to the Company’s debt obligations. The deferred financing costs related to the Company’s collateralized loan obligations and repurchase agreements are recorded as a reduction in the net book value of the related liability on the Company’s consolidated balance sheets. Deferred financing costs related to the Company’s revolving credit facilities and facilities that are undrawn as of the reporting date are recorded as an asset on the Company’s consolidated balance sheets. These costs are amortized as interest expense using the straight-line method over the term of the related obligation, which approximates the effective interest method.

FS Credit Real Estate Income Trust, Inc.

Notes to Unaudited Consolidated Financial Statements (continued)

(in thousands, except share and per share amounts)

Note 2. Summary of Significant Accounting Policies (continued)

Revenue Recognition: Security transactions are accounted for on the trade date. The Company records interest income from its loans receivable portfolio on an accrual basis to the extent that the Company expects to collect such amounts. The Company does not accrue as a receivable interest or dividends on loans and securities if there is reason to doubt the collectability of such income. Discounts or premiums associated with the investment securities are amortized or accreted into interest income as a yield adjustment on the effective interest method, based on expected cash flows through the expected maturity date of the investment. On at least a quarterly basis, the Company reviews and, if appropriate, makes adjustments to its cash flow projections. The Company records dividend income on the ex-dividend date. Any loan origination fees to which the Company is entitled, loan exit fees, original issue discount and market discount are capitalized and such amounts are amortized as interest income over the respective term of the investment. Upon the prepayment of a loan or security, any unamortized loan origination fees to which the Company is entitled are recorded as fee income. The Company records prepayment premiums on loans and securities as fee income when it receives such amounts.

Loans are considered past due when payments are not made in accordance with the contractual terms. The Company does not accrue as receivable interest on loans if it is not probable that such income will be collected. Loans are placed on non-accrual status when full repayment of principal and interest is in doubt, which generally occurs when principal or interest is 120 days or more past due unless the loan is both well secured and in the process of collection. Interest payments received on non-accrual loans are generally recognized as interest income on a cash basis. Recognition of interest income on non-performing loans on an accrual basis is resumed when it is probable that the Company will be able to collect amounts due according to the contractual terms.

Organization Costs: Organization costs include, among other things, the cost of incorporating, including the cost of legal services and other fees pertaining to the Company’s organization. These costs are expensed as incurred and recorded as a component of general and administrative expenses on the Company’s consolidated statements of operations. During the period from November 7, 2016 (Inception) to September 13, 2017 (Commencement of Operations), the Company incurred organization costs of $243, which were paid on its behalf by FS Investments (see Note 6).

Offering Costs: Offering costs primarily include, among other things, marketing expenses and printing, legal and due diligence fees and other costs pertaining to the Company’s continuous public offering of shares of its common stock, including the preparation of the registration statement and salaries and direct expenses of FS Real Estate Advisor’s personnel, employees of its respective affiliates and others while engaged in such activities. The Company charges offering costs against additional paid-in capital on the consolidated balance sheets as it raises proceeds in its continuous public offering in excess of $250,000. In April 2020, FS Real Estate Advisor agreed not to seek reimbursement of organization and offering costs previously incurred until such time as it determined that the Company had achieved economies of scale sufficient to ensure that it could bear a reasonable level of expenses in relation to its income. The Company began reimbursing FS Real Estate Advisor in September 2020 and, as such, FS Real Estate Advisor may be reimbursed for any organization and offering expenses that it or Rialto has incurred on the Company’s behalf, up to a cap of 0.75% of gross proceeds raised after such time. During the period from November 7, 2016 (Inception) to March 31, 2022, the Company incurred offering costs of $16,917, which were paid on its behalf by FS Investments (see Note 6).

Income Taxes: The Company elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, commencing with its taxable year ended December 31, 2017. In order to maintain its status as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of its annual REIT taxable income to its stockholders. As a REIT, the Company generally will not be subject to federal income tax on income that it distributes to stockholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income tax on its taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost unless the Internal Revenue Service grants the Company relief under certain statutory provisions.

Uncertainty in Income Taxes: The Company evaluates each of its tax positions to determine if they meet the minimum recognition threshold in connection with accounting for uncertainties in income tax positions taken or expected to be taken for the purposes of measuring and recognizing tax benefits or liabilities in the unaudited consolidated financial statements. Recognition of a tax benefit or liability with respect to an uncertain tax position is required only when the position is “more likely than not” to be sustained assuming examination by taxing authorities. The Company recognizes interest and penalties, if any, related to unrecognized tax liabilities as income tax expense in the unaudited consolidated statements of operations. During the three months ended March 31, 2022 and 2021, the Company did not incur any interest or penalties and none are accrued at March 31, 2022.

Stockholder Servicing Fees: The Company follows the guidance in Accounting Standards Codification Topic 405, Liabilities, when accounting for stockholder servicing fees. The Company will pay stockholder servicing fees over time on its shares of Class T, Class S, Class D and Class M common stock as described in Note 6. The Company records stockholder servicing fees as a reduction to

FS Credit Real Estate Income Trust, Inc.

Notes to Unaudited Consolidated Financial Statements (continued)

(in thousands, except share and per share amounts)

Note 2. Summary of Significant Accounting Policies (continued)

additional paid-in capital and records the related liability in an amount equal to its best estimate of the fees payable in relation to the shares of Class T, Class S, Class D and Class M common stock on the date such shares are issued. The liability will be reduced over time, as the fees are paid to the dealer manager, or adjusted if the fees are no longer payable.

Recent Accounting Pronouncements: In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments (Topic 326), or ASU 2016-13. ASU 2016-13 significantly changes how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. ASU 2016-13 will replace the “incurred loss” model under existing guidance with an “expected loss” model for instruments measured at amortized cost and require entities to record allowances for available-for-sale debt securities rather than reduce the carrying amount, as they do today under the other than-temporary impairment model. It also simplifies the accounting model for purchased credit-impaired debt securities and loans. In November 2019, the FASB issued ASU 2019-10, Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instrument (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842) Effective Dates, which deferred the effective date of ASU 2016-13 for smaller reporting companies until fiscal years beginning after December 15, 2022. The Company, as a smaller reporting company, continues to evaluate the impact of this update on its unaudited consolidated financial statements.

Note 3. Loans Receivable

The following table details overall statistics for the Company’s loans receivable portfolio as of March 31, 2022 and December 31, 2021:

	March 31, 2022 (Unaudited)	December 31, 2021
Number of loans	117	102
Principal balance	$4,650,660	$3,843,110
Net book value	$4,649,544	$3,841,868
Unfunded loan commitments(1)	$528,148	$414,818
Weighted-average cash coupon(2)	+3.73%	+3.68%
Weighted-average all-in yield(2)	+3.77%	+3.73%
Weighted-average maximum maturity (years)(3)	4.4	4.5

(1)	The Company may be required to provide funding when requested by the borrowers in accordance with the terms of the underlying agreements.
(2)

The Company’s floating rate loans are indexed to the London Interbank Offered Rate, or LIBOR, and the Secured Overnight Financing Rate, or SOFR. In addition to cash coupon, all-in yield includes accretion of discount (amortization of premium) and accrual of exit fees.

(3)	Maximum maturity assumes all extension options are exercised by the borrowers; however, loans may be repaid prior to such date.

For the three months ended March 31, 2022 and 2021, the activity in the Company’s loan portfolio, was as follows:

	For the Three Months Ended March 31,
	2022	2021
Balance at beginning of period	$3,841,868	$700,149
Loan fundings	1,041,768	224,530
Loan repayments	(234,475)	(23,885)
Amortization of deferred fees on loans	683	209
Exit and extension fees received on loans	(300)	(25)

Balance at end of period	$4,649,544	$900,978

FS Credit Real Estate Income Trust, Inc.

Notes to Unaudited Consolidated Financial Statements (continued)

(in thousands, except share and per share amounts)

Note 3. Loans Receivable (continued)

The following tables detail the property type and geographic location of the properties securing the loans in the Company’s loans receivable, held-for-investment portfolio as of March 31, 2022 and December 31, 2021:

	March 31, 2022 (Unaudited)		December 31, 2021
Property Type	Net Book Value	Percentage	Net Book Value	Percentage
Multifamily	$2,785,335	60%	$2,192,346	57%
Office	603,593	13%	430,084	11%
Industrial	334,226	7%	348,071	9%
Retail	277,334	6%	277,044	7%
Hospitality	277,158	6%	223,847	6%
Self Storage	237,812	5%	236,921	6%
Mixed Use	68,137	2%	67,645	2%
Various	65,949	1%	65,910	2%

Total	$4,649,544	100%	$3,841,868	100%

	March 31, 2022 (Unaudited)		December 31, 2021
Geographic Location(1)	Net Book Value	Percentage	Net Book Value	Percentage
South	$2,839,208	61%	$2,270,087	59%
West	821,526	18%	637,142	17%
Northeast	621,504	13%	646,761	16%
Midwest	301,357	7%	221,968	6%
Various	65,949	1%	65,910	2%

Total	$4,649,544	100%	$3,841,868	100%

(1)	As defined by the United States Department of Commerce, Bureau of the Census.

Loan Risk Rating

As further described in Note 2, FS Real Estate Advisor and Rialto assess the risk factors of each loan and assign a risk rating based on a variety of factors, including, without limitation, loan-to-value ratio, or LTV, debt yield, property type, geographic and local market dynamics, physical condition, cash flow volatility, leasing and tenant profile, loan structure and exit plan, and project sponsorship. Based on a 5-point scale, the Company’s loans are rated “1” through “5”, from less risk to greater risk, which ratings are defined in Note 2.

The following table allocates the net book value of the Company’s loans receivable, held-for-investment portfolio based on the Company’s internal risk ratings:

	March 31, 2022 (Unaudited)			December 31, 2021
Risk Rating	Number of Loans	Net Book Value	Percentage	Number of Loans	Net Book Value	Percentage
1	—	$—	—	—	$—	—
2	—	—	—	—	—	—
3	117	4,649,544	100%	102	3,841,868	100%
4	—	—	—	—	—	—
5	—	—	—	—	—	—

Total	117	$4,649,544	100%	102	$3,841,868	100%

The Company did not have any impaired loans, non-accrual loans, or loans in maturity default within the loans receivable, held-for-investment portfolio as of March 31, 2022 or December 31, 2021.

FS Credit Real Estate Income Trust, Inc.

Notes to Unaudited Consolidated Financial Statements (continued)

(in thousands, except share and per share amounts)

Note 4. Mortgage Backed Securities

Mortgage-backed securities, available-for-sale

Commercial mortgage-backed securities, or CMBS, classified as available-for-sale are reported at fair value on the consolidated balance sheets with changes in fair value recorded in other comprehensive income.

The table below summarizes various attributes of the Company’s investments in available-for-sale CMBS as of March 31, 2022 and December 31, 2021, respectively.

			Gross Unrealized			Weighted Average
	Outstanding Face Amount	Amortized Cost Basis	Gains	Losses	Fair Value	Coupon	Remaining Duration (years)
March 31, 2022 (Unaudited)
CMBS, available-for-sale	$89,198	$87,747	$267	$(592)	$87,422	5.98%	16.5
December 31, 2021
CMBS, available-for-sale	$44,580	$44,432	$99	$(13)	$44,518	6.58%	15.1

The following table presents the gross unrealized losses and estimated fair value of any available-for-sale securities that were in an unrealized loss position as of March 31, 2022 and December 31, 2021, respectively.

	Estimated Fair Value		Unrealized Losses
	Securities with a loss less than 12 months	Securities with a loss greater than 12 months	Securities with a loss less than 12 months	Securities with a loss greater than 12 months
March 31, 2022 (Unaudited)
CMBS, available-for-sale	$50,632	$—	$(592)	$—
December 31, 2021
CMBS, available-for-sale	$905	$—	$(13)	$—

As of March 31, 2022 and December 31, 2021, there were six securities and one security, respectively, with unrealized losses reflected in the table above. After evaluating the securities and recording adjustments for credit losses, the Company concluded that the remaining unrealized losses reflected above were noncredit-related and would be recovered from the securities’ estimated future cash flows. The Company considered a number of factors in reaching this conclusion, including that it did not intend to sell the securities, it was not considered more likely than not that the Company would be forced to sell the securities prior to recovering its amortized cost, and there were no material credit events that would have caused the Company to otherwise conclude that it would not recover the cost of the securities.

Mortgage-backed securities, held-to-maturity

The table below summarizes various attributes of the Company’s investments in held-to-maturity CMBS as of March 31, 2022 and December 31, 2021, respectively.

	Net Carrying Amount (Amortized Cost)	Gross Unrecognized Holding Gains	Gross Unrecognized Holding Losses	Fair Value
March 31, 2022 (Unaudited)
CMBS, held-to-maturity	$68,003	—	—	$68,003
December 31, 2021
CMBS, held-to-maturity	$37,862	—	—	$37,862

The table below summarizes the maturities of the Company’s investments in held-to-maturity CMBS as of March 31, 2022 and December 31, 2021, respectively:

	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
March 31, 2022 (Unaudited)
CMBS, held-to-maturity	$68,003	—	—	$38,003	$30,000
December 31, 2021
CMBS, held-to-maturity	$37,862	—	—	$37,862	—

Note 5. Financing Arrangements

The following tables present summary information with respect to the Company’s outstanding financing arrangements as of March 31, 2022 and December 31, 2021.

FS Credit Real Estate Income Trust, Inc.

Notes to Unaudited Consolidated Financial Statements (continued)

(in thousands, except share and per share amounts)

Note 5. Financing Arrangements (continued)

	As of March 31, 2022 (Unaudited)
Arrangement(1)	Rate(2)	Amount Outstanding	Amount Available	Maturity Date	Carrying Amount of Collateral	Fair Value of Collateral
Collateralized Loan Obligations
2019-FL1 Notes	+1.20% - 2.50%(3)	$264,490	$—	December 18, 2036(4)	$362,869	$363,460
2021-FL2 Notes	+1.22% - 3.45%(3)	646,935	—	May 5, 2038(5)	761,018	761,727
2021-FL3 Notes	+1.25% - 2.85%(3)	928,483	—	November 4, 2036(6)	1,133,655	1,136,590
2022-FL4 Notes	+1.90% - 4.75%	842,662	—	January 31, 2039(7)	1,081,579	1,082,189

		2,682,570	—		3,339,121	3,343,966
Repurchase Agreements
WF-1 Facility	+2.15% - 2.50%(8)	329,821	320,179	August 30, 2022	330,124	329,963
GS-1 Facility	+1.75% - 2.75%(9)	181,579	318,421	January 26, 2023	195,918	195,764
BB-1 Facility	+1.55% - 1.95%(10)	239,529	460,471	February 22, 2024	240,642	240,968
RBC Facility	+1.35%	48,883	—	N/A	—	—

		799,812	1,099,071		766,684	766,695
Revolving Credit Facility
CNB Facility	+2.25%(11)	—	55,000	June 7, 2023	—	—
MM-1 Facility	+2.05%(3)	57,765	442,235	September 20, 2029	57,738	57,765

		57,765	497,235		57,738	57,765

Total		$3,540,147	$1,596,306		$4,163,543	$4,168,426

(1)	The carrying amount outstanding under the facilities approximates their fair value.
(2)	The rates are expressed over the relevant floating benchmark rates, which include USD LIBOR, Term SOFR, and SOFR Average (compounded average of SOFR over a rolling 30-day period).
(3)	USD LIBOR is subject to a 0.00% floor.
(4)	The 2019-FL1 Notes mature on the December 2036 payment date, as defined in the Indenture governing the 2019-FL1 Notes and calculated based on the current U.S. federal holidays.
(5)	The 2021-FL2 Notes mature on the May 2038 payment date, as defined in the Indenture governing the 2021-FL2 Notes and calculated based on the current U.S. federal holidays.
(6)	The 2021-FL3 Notes mature on the November 2036 payment date, as defined in the Indenture governing the 2021-FL3 Notes and calculated based on the current U.S. federal holidays.
(7)	The 2022-FL4 Notes mature on the January 2039 payment date, as defined in the Indenture governing the 2022-FL4 Notes and calculated based on the current U.S. federal holidays.
(8)	Benchmark rate is subject to a 0.00% floor. LIBOR or SOFR benchmark rate is selected with respect to a transaction as set forth in the related transaction confirmation for the underlying transaction.
(9)	Term SOFR is subject to a 0.00% floor. GS-1 and Goldman Sachs may mutually agree on rates outside this range or a different floor on an asset by asset basis.
(10)	USD LIBOR, Term SOFR or SOFR Average (compounded average of SOFR over a rolling 30-day period), subject to a 0.00% floor.
(11)	USD LIBOR is subject to a 0.50% floor.

	As of December 31, 2021
Arrangement(1)	Rate(2)	Amount Outstanding	Amount Available	Maturity Date	Carrying Amount of Collateral	Fair Value of Collateral
Collateralized Loan Obligation
2019-FL1 Notes	+1.20% - 2.50%(3)	$327,665	$—	December 18, 2036(4)	$424,665	$424,877
2021-FL2 Notes	+1.22% - 3.45%(3)	646,935	—	May 5, 2038(5)	740,083	741,226
2021-FL3 Notes	+1.25% - 2.85%(3)	928,483	—	November 4, 2036(6)	1,133,620	1,135,775

		1,903,083	—		2,298,368	2,301,878
Repurchase Agreements
WF-1 Facility	+2.15% - 2.50%(7)	218,912	131,088	August 30, 2022	225,276	225,181
GS-1 Facility	+1.75% - 2.75%(8)	212,005	37,995	January 26, 2022	212,677	212,574
BB-1 Facility	+1.55% - 1.95%	442,535	7,465	February 22, 2024	444,261	444,375
RBC Facility	+1.35%	31,516	—	N/A	—	—

		904,968	176,548		882,214	882,130
Revolving Credit Facility
CNB Facility	+2.25%(9)	6,000	49,000	June 7, 2023	—	—
MM-1 Facility	+2.10%(3)	193,190	6,810	September 20, 2029	193,076	193,346

		199,190	55,810		193,076	193,346

Total		$3,007,241	$232,358		$3,373,658	$3,377,354

(1)	The carrying amount outstanding under the facilities approximates their fair value.
(2)	The rates are expressed over the relevant floating benchmark rates, which include USD LIBOR.
(3)	USD LIBOR is subject to a 0.00% floor.
(4)	The 2019-FL1 Notes mature on the December 2036 payment date, as defined in the Indenture governing the 2019-FL1 Notes and calculated based on the current U.S. federal holidays.

FS Credit Real Estate Income Trust, Inc.

Notes to Unaudited Consolidated Financial Statements (continued)

(in thousands, except share and per share amounts)

Note 5. Financing Arrangements (continued)

(5)	The 2021-FL2 Notes mature on the May 2038 payment date, as defined in the Indenture governing the 2021-FL2 Notes and calculated based on the current U.S. federal holidays.
(6)	The 2021-FL3 Notes mature on the November 2036 payment date, as defined in the Indenture governing the 2021-FL3 Notes and calculated based on the current U.S. federal holidays.
(7)

USD LIBOR is subject to a 0.00% floor. As of December 31, 2021 six transactions under the WF-1 facility are using term SOFR as the reference rate, subject to the rates specified in their applicable transaction confirmations.

(8)	USD LIBOR is subject to a 0.50% floor. GS-1 and Goldman Sachs, may mutually agree on rates outside this range or a different LIBOR floor on an asset by asset basis.
(9)	USD LIBOR is subject to a 0.50% floor.

The Company’s average borrowings and weighted average interest rate, including the effect of non-usage fees, for the three months ended March 31, 2022 were $3,193,697 and 1.81%, respectively. The Company’s average borrowings and weighted average interest rate, including the effect of non-usage fees, for the year ended December 31, 2021 were $1,346,445 and 1.69%, respectively.

Under its financing arrangements, the Company has made certain representations and warranties and is required to comply with various covenants, reporting requirements and other customary requirements for similar financing arrangements. The Company was in compliance with all covenants required by its financing arrangements as of March 31, 2022 and December 31, 2021.

2019-FL1 Notes

On December 5, 2019, the Company issued $327,665 of collateralized loan obligation notes through FS Rialto Sub-REIT LLC, or the Sub-REIT, a subsidiary real estate investment trust of the Company, and two wholly-owned financing subsidiaries of the Sub-REIT, FS Rialto 2019-FL1 Issuer, Ltd., an exempted company with limited liability under the laws of the Cayman Islands, as issuer, and FS Rialto 2019-FL1 Co-Issuer, LLC, a Delaware limited liability company, as co-issuer.

As of March 31, 2022, the 2019-FL1 Notes were collateralized by a pool of interests in 18 commercial real estate loans having a total principal balance of $363,057.

The Company incurred issuance costs which are amortized over the remaining life of the loans that collateralized the 2019-FL1 Notes. As of March 31, 2022, $3,090 of issuance costs had yet to be amortized to interest expense.

2021-FL2 Notes

On May 5, 2021, the Company issued $646,935 of collateralized loan obligation notes through the Sub-REIT and two wholly-owned financing subsidiaries of the Sub-REIT, FS Rialto 2021-FL2 Issuer, Ltd., an exempted company with limited liability under the laws of the Cayman Islands, as issuer, and FS Rialto 2021-FL2 Co-Issuer, LLC, a Delaware limited liability company, as co-issuer.

As of March 31, 2022, the 2021-FL2 Notes were collateralized by a pool of interests in 30 commercial real estate loans having a total principal balance of $761,313.

The Company incurred issuance costs which are amortized over the remaining life of the loans that collateralized the 2021-FL2 Notes. As of March 31, 2022, $5,786 of issuance costs had yet to be amortized to interest expense.

2021-FL3 Notes

On November 4, 2021, the Company issued $928,483 of collateralized loan obligation notes through the Sub-REIT and two wholly-owned financing subsidiaries of Sub-REIT, FS Rialto 2021-FL3 Issuer, Ltd., an exempted company with limited liability under the laws of the Cayman Islands, as issuer and FS Rialto 2021-FL3 Co-Issuer, LLC, a Delaware limited liability company, as co-issuer.

As of March 31, 2022, the 2021-FL3 Notes were collateralized by a pool of interests in 26 commercial real estate loans having a total principal balance of $1,134,028.

The Company incurred issuance costs which are amortized over the remaining life of the loans that collateralized the 2021-FL3 Notes. As of March 31, 2022, $6,839 of issuance costs had yet to be amortized to interest expense.

FS Credit Real Estate Income Trust, Inc.

Notes to Unaudited Consolidated Financial Statements (continued)

(in thousands, except share and per share amounts)

Note 5. Financing Arrangements (continued)

2022-FL4 Notes

On March 31, 2022, the Company issued $842,662 of collateralized loan obligation notes, or the CLO4 Transaction, through the Sub-REIT and a wholly-owned financing subsidiary of Sub-REIT, FS Rialto 2022-FL4 Issuer, LLC, a Delaware limited liability company, as issuer.

As of March 31, 2022, the 2022-FL4 Notes were collateralized by a pool of interests in 23 commercial real estate loans having a total principal balance of $1,081,911.

The Company incurred issuance costs which are amortized over the remaining life of the loans that collateralized the 2022-FL4 Notes. As of March 31, 2022, $7,443 of issuance costs had yet to be amortized to interest expense.

WF-1 Facility

On August 30, 2017, the Company’s indirect wholly owned, special-purpose financing subsidiary, FS CREIT Finance WF-1 LLC, or WF-1, as seller, entered into a Master Repurchase and Securities Contract, or, as amended, the WF-1 Repurchase Agreement, and together with the related transaction documents, the WF-1 Facility, with Wells Fargo, as buyer, to finance the acquisition and origination of commercial real estate whole loans or senior controlling participation interests in such loans. The maximum amount of financing available under the WF-1 Facility as of March 31, 2022 is $650,000. Each transaction under the WF-1 Facility has its own specific terms, such as identification of the assets subject to the transaction, sale price, repurchase price and rate. On February 11, 2022, the WF-1 Repurchase Agreement was amended to temporarily increase the maximum amount of financing available from $350,000 to $650,000 until May 11, 2022. On May 12, 2022, the WF-1 Repurchase Agreement was amended to extend the temporary increase of $650,000 maximum amount of financing available until September 30, 2022 and to extend the maturity date and availability period, in each case, from August 30, 2022 to August 30, 2023.

The Company incurred deferred financing costs, which are being amortized to interest expense over the life of the facility. As of March 31, 2022, $711 of deferred financing costs had yet to be amortized to interest expense.

GS-1 Facility

On January 26, 2018, the Company’s indirect wholly-owned, special-purpose financing subsidiary, FS CREIT Finance GS-1 LLC, or GS-1, as seller, entered into an Uncommitted Master Repurchase and Securities Contract Agreement, or, as amended, the GS-1 Repurchase Agreement, and together with the related transaction documents, the GS-1 Facility with Goldman Sachs, as buyer, to finance the acquisition and origination of whole, performing senior commercial or multifamily floating-rate mortgage loans secured by first liens on office, retail, industrial, hospitality, multifamily or other commercial properties. The maximum amount of financing available under the GS-1 Facility as of March 31, 2022 is $350,000. Each transaction under the GS-1 Facility has its own specific terms, such as identification of the assets subject to the transaction, sale price, repurchase price and rate.

On January 26, 2022, the GS-1 Repurchase Agreement was amended to extend the availability period to January 26, 2023, with an option to extend one additional year to January 26, 2024. After the end of the availability period, GS-1 may exercise an option to commence a one-year amortization period, so long as certain conditions are met. During the amortization period, certain changes to the terms of the GS-1 Facility would apply, including an increase to the rate charged on each asset financed under the GS-1 Facility.

The maximum amount of financing available increased from $250,000 to $350,000 with a temporary additional increase to $500,000 that was available until the closing of the CLO4 Transaction.

The Company incurred deferred financing costs, which are being amortized to interest expense over the life of the facility. As of March 31, 2022, $281 of deferred financing costs had yet to be amortized to interest expense.

FS Credit Real Estate Income Trust, Inc.

Notes to Unaudited Consolidated Financial Statements (continued)

(in thousands, except share and per share amounts)

Note 5. Financing Arrangements (continued)

BB-1 Facility

On February 22, 2021, the Company’s indirect wholly owned, special-purpose financing subsidiary, FS CREIT Finance BB-1 LLC, or BB-1, entered into a Master Repurchase Agreement, or the BB-1 Repurchase Agreement, and together with the related transaction documents, the BB-1 Facility, as seller, with Barclays Bank PLC, or Barclays, as purchaser, to finance the acquisition and origination of whole, performing senior commercial or multifamily floating-rate mortgage loans secured by first liens on office, retail, industrial, hospitality, multifamily, self-storage and manufactured housing property (or a combination of the foregoing, including associated parking structures). The maximum amount of financing available under the BB-1 Facility as of March 31, 2022 is $700,000. Each transaction under the BB-1 Facility has its own specific terms, such as identification of the assets subject to the transaction, sale price, repurchase price and rate. On February 16, 2022, the BB-1 Repurchase Agreement was amended to temporarily increase the maximum amount of financing available from $450,000 to $700,000 until May 31, 2022.

The initial availability period of the BB-1 Facility is three years. BB-1 may extend the availability period for a one-year term extension, so long as certain conditions are met. After the end of the availability period, BB-1 may exercise an option to commence a one-year amortization period up to two times, so long as certain conditions are met. During the amortization period, certain of the terms of the BB-1 Facility will be modified, including a requirement to pay down a certain amount of the outstanding purchase price of each asset financed under the BB-1 Facility.

The Company incurred deferred financing costs, which are being amortized to interest expense over the life of the facility. As of March 31, 2022, $1,124 of deferred financing costs had yet to be amortized to interest expense.

RBC Facility

On March 2, 2020, the Company’s wholly-owned subsidiary, FS CREIT Investments LLC, or FS CREIT Investments, as seller, entered into a Master Repurchase Agreement, or the RBC Facility, with Royal Bank of Canada, or RBC, as buyer, to enable FS CREIT Investments to execute repurchase transactions of securities and financial instruments on an asset-by-asset basis. Each transaction under the RBC Facility has its own specific terms, such as identification of the assets subject to the transaction, sale price, repurchase price and pricing rate.

CNB Facility

On August 22, 2019, the Company and FS CREIT Finance Holdings LLC, or Finance Holdings, a direct wholly owned subsidiary of the Company, each as a borrower, entered into a Loan and Security Agreement, or the CNB Loan Agreement, and together with the related transaction documents, the CNB Facility, with City National Bank, or CNB, as administrative agent and lender. The maximum committed facility amount under the CNB Facility as of March 31, 2022 was $55,000. Borrowings under the CNB Facility are subject to compliance with a borrowing base calculated based on the Company’s stockholder subscriptions and certain cash and assets held directly by the Company.

Borrowings under the CNB Facility accrue interest at a rate equal to LIBOR plus a spread of 2.25% per annum, and borrowed amounts must be repaid no later than 180 days after the funding date of such borrowing. In addition, the borrowers pay a non-utilization fee quarterly in arrears in an amount equal to 0.375% per annum on the daily unused portion of the maximum facility amount. The CNB Facility matures on June 7, 2023, with an option to extend for up to three additional terms not longer than 364 days each, subject to CNB’s consent.

On May 5, 2022, the CNB Loan Agreement was amended to, among other things, (i) increase the maximum committed facility amount from $55,000 to $100,000, (ii) introduce a new borrowing condition requiring collateral coverage of 1.4 times for each dollar borrowed in excess of $50,000, and (iii) transition the benchmark rate from LIBOR to SOFR, resulting in an interest rate of SOFR plus a spread of 2.25% plus a credit spread adjustment of 0.10%.

The Company incurred deferred financing costs, which are being amortized to interest expense over the life of the facility. As of March 31, 2022, $550 of deferred financing costs had yet to be amortized to interest expense.

MM-1 Facility

On September 20, 2021, FS CREIT Finance MM-1 LLC, or MM-1, an indirect wholly-owned, special-purpose financing subsidiary of the Company, entered into a Loan and Servicing Agreement, or the MM-1 Loan Agreement, and together with the related transaction documents, the MM-1 Facility, by and among Finance Holdings, MM-1, as borrower and portfolio asset servicer, Massachusetts Mutual Life Insurance Company, or Mass Mutual, and the other lenders from time to time party thereto, or the Lenders, Wells Fargo Bank, N.A., as administrative agent and as collateral custodian, and Mass Mutual, as facility servicer. The maximum committed facility amount under the MM-1 Facility as of March 31, 2022 is $500,000.

FS Credit Real Estate Income Trust, Inc.

Notes to Unaudited Consolidated Financial Statements (continued)

(in thousands, except share and per share amounts)

Note 5. Financing Arrangements (continued)

Borrowings under the MM-1 Facility are subject to compliance with a borrowing base calculated based on advance rates applied to the value of MM-1’s assets. The MM-1 Facility provides for a three-year availability period for borrowings, extendable for one additional year (for an additional fee of 0.25%) and an eight-year final maturity. Under the MM-1 Facility, starting 18 months after the initial closing date, the full interest rate on outstanding loans will be payable on 85% of the commitments, or the Minimum Usage Amount, regardless of usage. The MM-1 Facility also has an unused commitment fee of 0.30% per annum payable on: (i) during the first 18 months after the closing date, the unused commitment amounts and (ii) thereafter, the unused commitment amounts in excess of the Minimum Usage Amount. On February 23, 2022, the MM-1 Repurchase Agreement was amended to exercise the accordion option to increase the maximum committed facility amount from $200,000 to $250,000. On March 4, 2022 the MM-1 Repurchase Agreement was further amended to increase the maximum committed facility amount from $250,000 to $500,000, and reduce the applicable interest spread from 2.10% to 2.05% per annum.

On April 27, 2022, the MM-1 Repurchase Agreement was Amended and Restated to provide for an increase of the maximum committed facility amount from $500,000 to $1,000,000, and a change of interest rate from LIBOR plus a spread of 2.05% to Term SOFR plus a spread of 2.025% a credit spread adjustment of 0.11%.

The Company incurred deferred financing costs, which are being amortized to interest expense over the life of the facility. As of March 31, 2022, $4,280 of deferred financing costs had yet to be amortized to interest expense.

FS Credit Real Estate Income Trust, Inc.

Notes to Unaudited Consolidated Financial Statements (continued)

(in thousands, except share and per share amounts)

Note 6. Related Party Transactions

Compensation of FS Real Estate Advisor and the Dealer Manager

Pursuant to the third amended and restated advisory agreement dated as of December 15, 2021 or the advisory agreement, FS Real Estate Advisor is entitled to a base management fee equal to 1.25% of the NAV for the Company’s Class T, Class S, Class D, Class M and Class I shares, payable quarterly in arrears. The payment of all or any portion of the base management fee accrued with respect to any quarter may be deferred by FS Real Estate Advisor, without interest, and may be taken in any such other quarter as FS Real Estate Advisor may determine. In calculating the Company’s base management fee, the Company will use its NAV before giving effect to accruals for such fee, stockholder servicing fees or distributions payable on its shares. The base management fee is a class-specific expense. No base management fee is paid on the Company’s Class F or Class Y shares.

FS Real Estate Advisor is also entitled to the performance fee calculated and payable quarterly in arrears in an amount equal to 10.0% of the Company’s Core Earnings (as defined below) for the immediately preceding quarter, subject to a hurdle rate, expressed as a rate of return on average adjusted capital, equal to 1.625% per quarter, or an annualized hurdle rate of 6.5%. As a result, FS Real Estate Advisor does not earn a performance fee for any quarter until the Company’s Core Earnings for such quarter exceed the hurdle rate of 1.625%. For purposes of the performance fee, “adjusted capital” means cumulative net proceeds generated from sales of the Company’s common stock other than Class F common stock (including proceeds from the Company’s distribution reinvestment plan) reduced for distributions from non-liquidating dispositions of the Company’s investments paid to stockholders and amounts paid for share repurchases pursuant to the Company’s share repurchase plan. Once the Company’s Core Earnings in any quarter exceed the hurdle rate, FS Real Estate Advisor will be entitled to a “catch-up” fee equal to the amount of Core Earnings in excess of the hurdle rate, until the Company’s Core Earnings for such quarter equal 1.806%, or 7.222% annually, of adjusted capital. Thereafter, FS Real Estate Advisor is entitled to receive 10.0% of the Company’s Core Earnings.

For purposes of calculating the performance fee, “Core Earnings” means: the net income (loss) attributable to stockholders of Class Y, Class T, Class S, Class D, Class M and Class I shares, computed in accordance with GAAP (provided that net income (loss) attributable to Class Y stockholders shall be reduced by an amount equal to the base management fee that would have been paid if Class Y shares were subject to such fee), including realized gains (losses) not otherwise included in GAAP net income (loss) and excluding (i) non-cash equity compensation expense, (ii) the performance fee, (iii) depreciation and amortization, (iv) any unrealized gains or losses or other similar non-cash items that are included in net income for the applicable reporting period, regardless of whether such items are included in other comprehensive income or loss, or in net income, and (v) one-time events pursuant to changes in GAAP and certain material non-cash income or expense items, in each case after discussions between FS Real Estate Advisor and the Company’s independent directors and approved by a majority of the Company’s independent directors. The performance fee is a class-specific expense. No performance fee is paid on the Company’s Class F shares.

Pursuant to the advisory agreement, the base management fee and performance fee may be paid, at FS Real Estate Advisor’s election, in (i) cash, (ii) Class I shares, (iii) performance-contingent rights Class I share awards, or Class I PCRs, or (iv) any combination of cash, Class I shares or Class I PCRs.

Under the form of Class I PCR agreement to be entered into between the Company, FS Real Estate Advisor and Rialto, or the Adviser Entities, the PCR Agreement, management and performance fees may be payable to the Adviser Entities in the form of Class I PCRs to the extent that distributions paid to stockholders in the applicable fiscal quarter exceed the Company’s Adjusted Core Earnings. “Adjusted Core Earnings” means: the net income (loss) attributable to stockholders, computed in accordance with GAAP, including (A) realized gains (losses) not otherwise included in GAAP net income (loss), (B) stockholder servicing fees, and (C) reimbursements for organization and offering expenses, and excluding (i) non-cash equity compensation expense, (ii) depreciation and amortization, (iii) any unrealized gains or losses or other similar non-cash items that are included in net income for the applicable reporting period, regardless of whether such items are included in other comprehensive income or loss, or in net income, and (iv) one-time events pursuant to changes in GAAP and certain material non-cash income or expense items. Thereafter, Class I PCRs may become issuable in the form of Class I shares upon the achievement of the following conditions in any fiscal quarter following the initial issuance of the Class I PCRs, together, the Performance Conditions: (a) Adjusted Core Earnings for the quarter exceed distributions paid to stockholders during such quarter (such difference, the “Excess Distributable Income”) and (b) the annualized distribution yield on the Class I Shares (measured over such quarter) is at least at the yield target determined by management given then-current market conditions, the Yield Target. The initial Yield Target will be a 6.0% annualized yield on the Class I shares.

On the last day of any fiscal quarter in which the Company achieves the Performance Conditions (the “Performance Achievement Date”), the Company will issue to the Adviser Entities the number of Class I shares equal in value to the Excess Distributable Income for such quarter in respect of any outstanding Class I PCRs. The Adviser Entities, and their respective affiliates

FS Credit Real Estate Income Trust, Inc.

Notes to Unaudited Consolidated Financial Statements (continued)

(in thousands, except share and per share amounts)

Note 6. Related Party Transactions (continued)

and employees, may not request repurchase by the Company of any Class I shares issued under the PCR Agreement for a period of six (6) months from the date of issuance. Thereafter, upon ten days’ written notice to the Company by the Adviser Entities, the Company must repurchase any Class I shares requested to be repurchased by the Adviser Entities at the most recently published transaction price per Class I share; provided that no repurchase shall be permitted that would jeopardize the Company’s qualification as a REIT or violate Maryland law. If, prior to the Performance Achievement Date, (i) the New Advisory Agreement is terminated in accordance with Section 12(b) of the New Advisory Agreement (other than Section 12(b)(iii) thereof) or (ii) the sub-advisory agreement is terminated in accordance with Section 9(b) thereof (other than Section 9(b)(v) thereof), any rights related to the Class I PCRs evidenced thereby by the terminated party as of the date of such termination shall immediately vest and the Company shall issue the number of Class I shares issuable upon such vesting. If, prior to the Performance Achievement Date, either of the Adviser Entities resigns as the adviser or sub-adviser, respectively, of the Company, then any rights related to the Class I PCRs evidenced thereby as of the date of such resignation shall remain outstanding and Class I shares issuable in respect thereof shall be issued upon achievement of the Performance Conditions.

FS Real Estate Advisor has engaged Rialto as sub-adviser to originate loans and other investments on behalf of the Company, and FS Real Estate Advisor oversees the sub-adviser’s origination activities. In connection with these activities, origination fees of up to 1.0% of the loan amount for first lien, subordinated or mezzanine debt or preferred equity financing may be retained by the sub-adviser or FS Real Estate Advisor. Such origination fees will be retained only to the extent they are paid by the borrower, either directly to Rialto or FS Real Estate Advisor or indirectly through the Company. During the three months ended March 31, 2022 and 2021, $8,944 and $2,295, respectively, in origination fees were paid directly by the borrowers to FS Real Estate Advisor or Rialto and not to the Company.

The Company reimburses FS Real Estate Advisor and Rialto for their actual costs incurred in providing administrative services to the Company. FS Real Estate Advisor and Rialto are required to allocate the cost of such services to the Company based on objective factors such as total assets, revenues and/or time allocations. At least annually, the Company’s board of directors reviews the amount of the administrative services expenses reimbursable to FS Real Estate Advisor and Rialto to determine whether such amounts are reasonable in relation to the services provided. The Company will not reimburse FS Real Estate Advisor or Rialto for any services for which it receives a separate fee or for any administrative expenses allocated to employees to the extent they serve as executive officers of the Company.

FS Investments funded the Company’s organization and offering costs in the amount of $17,160 for the period from November 7, 2016 (Inception) to March 31, 2022. These expenses include legal, accounting, printing, mailing and filing fees and expenses, due diligence expenses of participating broker-dealers supported by detailed and itemized invoices, costs in connection with preparing sales materials, design and website expenses, fees and expenses of the Company’s transfer agent, fees to attend retail seminars sponsored by participating broker-dealers and reimbursements for customary travel, lodging, and meals, but excluding selling commissions, dealer manager fees and stockholder servicing fees. Under the advisory agreement, FS Real Estate Advisor agreed to advance all of the Company’s organization and offering expenses on the Company’s behalf until it raised $250,000 of gross proceeds from its public offering.

FS Real Estate Advisor and Rialto agreed to defer the recoupment of any organization and offering expenses that may be reimbursable by the Company under the advisory agreement with respect to gross proceeds raised in the offering in excess of $250,000 until FS Real Estate Advisor, in its sole discretion, determined that the Company had achieved economies of scale sufficient to ensure that it could bear a reasonable level of expenses in relation to its income. The Company began reimbursing FS Real Estate Advisor in September 2020 and, as such, FS Real Estate Advisor may be reimbursed for any organization and offering expenses that it or Rialto has incurred on the Company’s behalf, up to a cap of 0.75% of gross proceeds raised after such time. During the three months ended March 31, 2022, the Company paid $3,401 to FS Real Estate Advisor for offering costs previously funded. As of March 31, 2022, $11,097 of offering expenses previously funded remained subject to reimbursement to FS Real Estate Advisor and Rialto.

The following table describes the fees and expenses accrued under the advisory agreement during the three months ended March 31, 2022 and 2021:

			Three Months Ended March 31,
Related Party	Source Agreement	Description	2022	2021
FS Real Estate Advisor	Advisory Agreement	Base Management Fee(1)	$3,845	$1,036
FS Real Estate Advisor	Advisory Agreement	Performance Fee(2)	$152	$537
FS Real Estate Advisor	Advisory Agreement	Administrative Services Expenses(3)	$1,659	$796

FS Credit Real Estate Income Trust, Inc.

Notes to Unaudited Consolidated Financial Statements (continued)

(in thousands, except share and per share amounts)

Note 6. Related Party Transactions (continued)

(1)

During the three months ended March 31, 2022, FS Real Estate Advisor received $1,801 in cash and $3,642 of performance contingent rights were issued as payment for management fees. During the three months ended March 31, 2022 and 2021, $1,801 and $871, respectively, in base management fees were paid to FS Real Estate Advisor. As of March 31, 2022 and 2021, $199 and $1,034, respectively, in base management fees were payable to FS Real Estate Advisor.

(2)

During the three months ended March 31, 2022 and 2021, $405 and $316, respectively, in performance fees were paid to FS Real Estate Advisor. As of March 31, 2022 and December 31, 2021, $152 and $537, respectively, in performance fees were payable to FS Real Estate Advisor.

(3)

During the three months ended March 31, 2022 and 2021, $1,522 and $757, respectively, of the accrued administrative services expenses related to the allocation of costs of administrative personnel for services rendered to the Company by FS Real Estate Advisor and Rialto and the remainder related to other reimbursable expenses. These amounts are recorded as general and administrative expenses on the accompanying unaudited consolidated statements of operations.

The dealer manager for the Company’s continuous public offering is FS Investment Solutions, LLC, or FS Investment Solutions, which is an affiliate of FS Real Estate Advisor. Under the amended and restated dealer manager agreement dated as of August 17, 2018, or the dealer manager agreement, FS Investment Solutions is entitled to receive upfront selling commissions of up to 3.0%, and upfront dealer manager fees of 0.5% of the transaction price of each Class T share sold in the primary offering, however such amounts may vary at certain participating broker-dealers provided that the sum will not exceed 3.5% of the transaction price (subject to reductions for certain categories of purchasers). FS Investment Solutions is entitled to receive upfront selling commissions of up to 3.5% of the transaction price per Class S share sold in the primary offering (subject to reductions for certain categories of purchasers). The dealer manager anticipates that all of the selling commissions and dealer manager fees will be re-allowed to participating broker-dealers, unless a particular broker-dealer declines to accept some portion of the dealer manager fee they are otherwise eligible to receive. Pursuant to the dealer manager agreement, the Company also reimburses FS Investment Solutions or participating broker-dealers for bona fide due diligence expenses, provided that total organization and offering expenses shall not exceed 15% of the gross proceeds in the Company’s public offering.

No selling commissions or dealer manager fees are payable on the sale of Class D, Class M, Class I, Class F or Class Y shares or on shares of any class sold pursuant to the Company’s distribution reinvestment plan.

Subject to the limitations described below, the Company pays FS Investment Solutions stockholder servicing fees for ongoing services rendered to stockholders by participating broker-dealers or by broker-dealers servicing stockholders’ accounts, referred to as servicing broker-dealers:

•

with respect to the Company’s outstanding Class T shares equal to 0.85% per annum of the aggregate NAV of its outstanding Class T shares, consisting of an advisor stockholder servicing fee of 0.65% per annum and a dealer stockholder servicing fee of 0.20% per annum; however, with respect to Class T shares sold through certain participating broker-dealers, the advisor stockholder servicing fee and the dealer stockholder servicing fee may be other amounts, provided that the sum of such fees will always equal 0.85% per annum of the NAV of such shares;

•	with respect to the Company’s outstanding Class S shares equal to 0.85% per annum of the aggregate NAV of its outstanding Class S shares;

•	with respect to the Company’s outstanding Class D shares equal to 0.3% per annum of the aggregate NAV of its outstanding Class D shares; and

•	with respect to the Company’s outstanding Class M shares equal to 0.3% per annum of the aggregate NAV of its outstanding Class M shares.

The Company does not pay a stockholder servicing fee with respect to its Class I, Class F or Class Y shares. The dealer manager reallows some or all of the stockholder servicing fees to participating broker-dealers, servicing broker-dealers and financial institutions (including bank trust departments) for ongoing stockholder services performed by such broker-dealers, and waives (pays back to the Company) stockholder servicing fees to the extent a broker-dealer or financial institution is not eligible or otherwise declines to receive all or a portion of such fees.

The Company will cease paying stockholder servicing fees with respect to any Class D, Class M, Class S and Class T shares held in a stockholder’s account at the end of the month in which the total underwriting compensation from the upfront selling commissions, dealer manager fees and stockholder servicing fees, as applicable, paid with respect to such account would exceed 1.25%, 7.25%, 8.75% and 8.75%, respectively (or a lower limit for shares sold by certain participating broker-dealers or financial institutions) of the gross proceeds from the sale of shares in such account. These amounts are referred to as the sales charge cap. At the end of such month that the sales charge cap is reached, each Class D, Class M, Class S or Class T share in such account will convert into a number of Class I shares (including any fractional shares) with an equivalent aggregate NAV as such share.

FS Credit Real Estate Income Trust, Inc.

Notes to Unaudited Consolidated Financial Statements (continued)

(in thousands, except share and per share amounts)

Note 6. Related Party Transactions (continued)

In addition, the Company will cease paying stockholder servicing fees on each Class D share, Class M share, Class S share and Class T share held in a stockholder’s account and each such share will convert to Class I shares on the earlier to occur of the following: (i) a listing of Class I shares on a national securities exchange; (ii) the sale or other disposition of all or substantially all of the Company’s assets or the Company’s merger or consolidation with or into another entity in a transaction in which holders of Class D, Class M, Class S or Class T shares receive cash and/or shares of stock that are listed on a national securities exchange; or (iii) the date following the completion of the Company’s public offering on which, in the aggregate, underwriting compensation from all sources in connection with the Company’s public offering, including selling commissions, dealer manager fees, stockholder servicing fees and other underwriting compensation, is equal to 10% of the gross proceeds from its primary offering.

The Company accrues future stockholder servicing fees in an amount equal to its best estimate of fees payable to FS Investment Solutions at the time such shares are sold. As of March 31, 2022 and December 31, 2021, the Company accrued $68,583 and $48,514, respectively, of stockholder servicing fees payable to FS Investment Solutions. FS Investment Solutions has entered into agreements with selected dealers distributing the Company’s shares in the public offering, which provide, among other things, for the re-allowance of the full amount of the selling commissions and dealer manager fee and all or a portion of the stockholder servicing fees received by FS Investment Solutions to such selected dealers.

FS Investment Solutions also serves or served as the placement agent for the Company’s private offerings of Class F and Class Y shares pursuant to placement agreements. FS Investment Solutions does not receive any compensation pursuant to these agreements.

Expense Limitation

The Company has entered into an amended and restated expense limitation agreement with FS Real Estate Advisor and Rialto, or the expense limitation agreement, pursuant to which FS Real Estate Advisor and Rialto have agreed to waive reimbursement of or pay, on a quarterly basis, the Company’s annualized ordinary operating expenses for such quarter to the extent such expenses exceed 1.5% per annum of its average net assets attributable to each of its classes of common stock. The Company will repay FS Real Estate Advisor or Rialto on a quarterly basis any ordinary operating expenses previously waived or paid, but only if the reimbursement would not cause the then-current expense limitation, if any, to be exceeded. In addition, the reimbursement of expenses will be made only if payable not more than three years from the end of the fiscal quarter in which the expenses were paid or waived.

FS Real Estate Advisor and Rialto each agreed to waive the recoupment of any amounts that may be subject to conditional reimbursement during the quarterly period ended March 31, 2020. To the extent that the conditions to recoupment are satisfied in a future quarter (prior to the expiration of the three-year period for reimbursement set forth in the expense limitation agreement), such expenses may be subject to conditional recoupment in accordance with the terms of the expense limitation agreement.

During the period from September 13, 2017 (Commencement of Operations) to March 31, 2022, the Company accrued $5,839 for reimbursement of expenses that FS Real Estate Advisor and Rialto paid or waived, including $0 in reimbursements for the three months ended March 31, 2022. During the period from September 13, 2017 (Commencement of Operations) to March 31, 2022, the Company received $5,839 in cash reimbursements from FS Real Estate Advisor.

During the three months ended March 31, 2022, $62 of expense recoupments were paid to FS Real Estate Advisor and Rialto. As of March 31, 2022 and December 31, 2021, $1,310 and $62, respectively, of expense recoupments were payable to FS Real Estate Advisor and Rialto and $1,717 of expense reimbursements received from FS Real Estate Advisor and Rialto were eligible for recoupment.

FS Credit Real Estate Income Trust, Inc.

Notes to Unaudited Consolidated Financial Statements (continued)

(in thousands, except share and per share amounts)

Note 6. Related Party Transactions (continued)

The following table reflects the amounts paid or waived by FS Real Estate Advisor and Rialto under the expense limitation agreement and the expiration date for future possible reimbursements by the Company:

For the Three Months Ended	Amount of Expense Reimbursement	Recoupable Amount	Recoupment paid or payable to sponsor	Expired Amount	Recoupment eligibility expiration
March 31, 2022	$—	$—	$—	$—	N/A
December 31, 2021	—	—	—	—	N/A
September 30, 2021	—	—	—	—	N/A
June 30, 2021	—	—	—	—	N/A
March 31, 2021	56	56	—	—	March 31, 2023
December 31, 2020	444	444	—	—	December 31, 2023
September 30, 2020	397	397	—	—	September 30, 2023
June 30, 2020	182	182	—	—	June 30, 2023
March 31, 2020	—	—	—	—	N/A
December 31, 2019	500	500	—	—	December 31, 2022
September 30, 2019	491	138	353	—	September 30, 2022
June 30, 2019	420	—	420	—	June 30, 2022
March 31, 2019	537	—	537	—	Expired March 31, 2022
December 31, 2018	709	—	62	647	Expired December 31, 2021
September 30, 2018	645	—	8	637	Expired September 30, 2021
June 30, 2018	561	—	390	171	Expired June 30, 2021
March 31, 2018	356	—	—	356	Expired March 31, 2021
December 31, 2017	377	—	—	377	Expired December 31, 2020
September 30, 2017	164	—	—	164	Expired September 30, 2020

	$5,839	$1,717	$1,770	$2,352

Capital Contributions and Commitments

In December 2016, pursuant to a private placement, Michael C. Forman and David J. Adelman, principals of FS Investments, contributed an aggregate of $200 to purchase 8,000 Class F shares at the price of $25.00 per share. These individuals will not tender these shares of common stock for repurchase as long as FS Real Estate Advisor remains the Company’s adviser. FS Investments is controlled by Mr. Forman, the Company’s president and chief executive officer, and Mr. Adelman.

Each of FS Investments and Rannel Investments, LLC (f/k/a Rialto Investments, LLC) (“RI”), a former affiliate of Rialto, the sub-adviser, previously committed to purchase, or to cause its designees to purchase, the Company’s Class F shares and to maintain a minimum investment of $10,000 in Class F shares until such date as the Company reached $750,000 in net assets (the “Minimum Investment Amount”). In addition, FS Investments and the Company’s board of directors had agreed that FS Investments would commit to purchase up to approximately $21,400 in Class F shares if required to fund additional investments. This commitment expired on November 1, 2020.

Following the sale of Rialto in November 2018, RI remained a wholly-owned subsidiary of Lennar Corporation and no longer has any affiliation with Rialto or the Company other than its ownership of the Company’s Class F shares. On October 25, 2019, the Company’s board of directors approved the termination of RI’s remaining commitment to purchase Class F shares and agreed that the Company may repurchase up to approximately $17,000 of RI’s Class F shares, in its discretion and in one or more repurchases, outside the Company’s share repurchase plan at the most recently published NAV per Class F share at the time of any such repurchase. As of December 31, 2020, all of these shares were repurchased by the Company outside of the share repurchase plan at an average price of $24.95 per Class F share.

On February 14, 2020, the Company repurchased, outside of the share repurchase plan, approximately $14,700 of its Class F shares from MCFDA SCV LLC, a special purpose vehicle jointly owned by Michael C. Forman and David J. Adelman, the principals of FS Investments, at the then-current transaction price of $24.95 per share. As of May 13, 2022, FS Investments (including its affiliates and designees) owned approximately $21,425 in Class F shares.

FS Credit Real Estate Income Trust, Inc.

Notes to Unaudited Consolidated Financial Statements (continued)

(in thousands, except share and per share amounts)

Below is a summary of transactions with respect to shares of the Company’s common stock during the three months ended March 31, 2022 and 2021:

	Shares
	Class F	Class Y	Class T	Class S	Class D	Class M	Class I	Total
Balance as of December 31, 2021	902,878	906,648	1,407,377	22,823,721	642,162	2,876,736	11,366,687	40,926,209
Issuance of common stock	—	—	56,423	10,430,034	36,788	391,087	7,149,551	18,063,883
Reinvestment of distributions	7,232	—	10,254	217,866	3,651	14,706	101,382	355,091
Redemptions of common stock	—	—	(24,796)	(417,747)	(16,788)	(24,329)	(490,202)	(973,862)
Transfers in or out	—	—	(1,729)	—	(2,012)	(77,300)	83,131	2,090

Balance as of March 31, 2022	910,110	906,648	1,447,529	33,053,874	663,801	3,180,900	18,210,549	58,373,411

	Amount
	Class F	Class Y	Class T	Class S	Class D	Class M	Class I	Total
Balance as of December 31, 2021	$22,138	$22,371	$33,862	$531,150	$15,945	$66,836	$279,008	$971,310
Issuance of common stock	—	—	1,410	263,004	921	9,814	174,874	450,023
Reinvestment of distributions	181	—	256	5,493	91	873	2,480	9,374
Redemptions of common stock	—	—	(620)	(10,533)	(420)	(611)	(11,990)	(24,174)
Transfers in or out	—	—	(43)	—	(50)	(1,940)	2,033	—
Accrued stockholder servicing fees(1)	—	—	(54)	(21,025)	(9)	(541)	—	(21,629)

Balance as of March 31, 2022	$22,319	$22,371	$34,811	$768,089	$16,478	$74,431	$446,405	$1,384,904

	Shares
	Class F	Class Y	Class T	Class S	Class D	Class M	Class I	Total
Balance as of December 31, 2020	912,469	137,116	1,245,658	5,778,640	546,298	1,971,039	2,171,528	12,762,748
Issuance of common stock	—	—	45,087	1,418,117	27,976	216,910	779,768	2,487,858
Reinvestment of distributions	7,842	—	9,927	43,320	2,891	11,128	14,064	89,172
Redemptions of common stock	—	(65,212)	(4,069)	(20,652)	—	(35,213)	(13,134)	(138,280)
Transfers in or out	(6,392)	—	—	—	(29,158)	—	36,314	764

Balance as of March 31, 2021	913,919	71,904	1,296,603	7,219,425	548,007	2,163,864	2,988,540	15,202,262

	Amount
	Class F	Class Y	Class T	Class S	Class D	Class M	Class I	Total
Balance as of December 31, 2020	$22,378	$3,449	$29,971	$134,705	$13,573	$46,154	$53,597	$303,827
Issuance of common stock	—	—	1,133	35,938	704	5,470	19,200	62,445
Reinvestment of distributions	197	—	249	1,097	73	280	346	2,242
Redemptions of common stock	—	(1,608)	(102)	(523)	—	(885)	(323)	(3,441)
Transfers in or out	(160)	—	—	—	(734)	—	894	—
Accrued stockholder servicing fees(1)	—	—	(46)	(2,920)	(1)	(363)	—	(3,330)

Balance as of March 31, 2021	$22,415	$1,841	$31,205	$168,297	$13,615	$50,656	$73,714	$361,743

(1)

Stockholder servicing fees only apply to Class T, Class S, Class D and Class M shares. Under GAAP, the Company accrues future stockholder servicing fees in an amount equal to its best estimate of fees payable to FS Investment Solutions at the time such shares are sold. For purposes of NAV, the Company recognizes the stockholder servicing fee as a reduction of NAV on a monthly basis. As a result, the estimated liability for the future stockholder servicing fees, which are accrued at the time each share is sold, will have no effect on the NAV of any class.

Share Repurchase Plan

The Company has adopted an amended and restated share repurchase plan, or share repurchase plan, whereby on a monthly basis, stockholders may request that the Company repurchase all or any portion of their shares. The repurchase of shares is limited to no more than 2% of the Company’s aggregate NAV per month of all classes of shares then participating in the share repurchase plan

FS Credit Real Estate Income Trust, Inc.

Notes to Unaudited Consolidated Financial Statements (continued)

(in thousands, except share and per share amounts)

Note 7. Stockholders’ Equity (continued)

and no more than 5% of the Company’s aggregate NAV per calendar quarter of all classes of shares then participating in the share repurchase plan, which means that in any 12-month period, the Company limits repurchases to approximately 20% of the total NAV of all classes of shares then participating in the share repurchase plan. The Company’s board of directors may modify, suspend or terminate the share repurchase plan if it deems such action to be in the Company’s best interest and the best interest of its stockholders. During the three months ended March 31, 2022 and 2021, the Company repurchased 969,927 and 138,280, respectively, shares of common stock under its share repurchase plan representing a total of $24,076 and $3,441, respectively. The Company had no unfulfilled repurchase requests during the three months ended March 31, 2022 or 2021, respectively.

Distribution Reinvestment Plan

Pursuant to the Company’s distribution reinvestment plan, holders of shares of any class of the Company’s common stock may elect to have their cash distributions reinvested in additional shares of the Company’s common stock. The purchase price for shares pursuant to the distribution reinvestment plan will be equal to the transaction price for such shares at the time the distribution is payable.

Distributions

The Company generally intends to distribute substantially all of its taxable income, which does not necessarily equal net income as calculated in accordance with GAAP, to its stockholders each year to comply with the REIT provisions of the Code. Dividends are paid first to the holders of the Company’s Series A preferred stock at the rate of 12.0% per annum plus all accumulated and unpaid dividends thereon, and then to the holders of the Company’s common stock. All distributions will be made at the discretion of the Company’s board of directors and will depend upon its taxable income, financial condition, maintenance of REIT status, applicable law, and other factors that the Company’s board of directors deems relevant.

The following table reflects the cash distributions per share that the Company paid on its common stock during the three months ended March 31, 2022:

Record Date	Class F	Class Y	Class T	Class S	Class D	Class M	Class I
January 28, 2022	$0.1610	$0.1610	$0.1173	$0.1173	$0.1288	$0.1288	$0.1350
February 25, 2022	0.1610	0.1610	0.1173	0.1173	0.1288	0.1288	0.1350
March 30, 2022	0.1610	0.1610	0.1173	0.1173	0.1288	0.1288	0.1350

Total	$0.4830	$0.4830	$0.3519	$0.3519	$0.3864	$0.3864	$0.4050

The following table reflects the amount of cash distributions that the Company paid on its common stock during the three months ended March 31, 2022, and 2021:

	Three Months Ended March 31,
	2022	2021
Distributions:
Paid or payable in cash	$10,163	$3,696
Reinvested in shares	9,374	2,242

Total distributions	$19,537	$5,938

Source of distributions:
Cash flows from operating activities	$19,537	$5,938
Offering proceeds	0	—

Total sources of distributions	$19,537	$5,938

Net cash provided by operating activities(1)	$21,729	$23,419

(1)

Cash flows from operating activities are supported by expense support payments from FS Real Estate Advisor and Rialto pursuant to the Company’s expense limitation agreement. See Note 6 for additional information regarding the Company’s expense limitation agreement.

FS Credit Real Estate Income Trust, Inc.

Notes to Unaudited Consolidated Financial Statements (continued)

(in thousands, except share and per share amounts)

Note 7. Stockholders’ Equity (continued)

The Company currently declares and pays regular cash distributions on a monthly basis. The Company’s board of directors previously authorized regular monthly cash distributions for April 2022 for each class of its outstanding common stock in the net distribution amounts per share set forth below:

Class F	Class Y	Class T	Class S	Class D	Class M	Class I
$0.1610	$0.1610	$0.1173	$0.1173	$0.1288	$0.1288	$0.1350

The distributions for each class of outstanding common stock have been or will be paid monthly to stockholders of record as of the monthly record dates previously determined by the Company’s board of directors. These distributions have been or will be paid in cash or reinvested in shares of the Company’s common stock for stockholders participating in the Company’s distribution reinvestment plan.

Note 8. Fair Value of Financial Instruments

The following table presents the Company’s financial instruments carried at fair value in the consolidated balance sheets by its level in the fair value hierarchy:

	March 31, 2022 (Unaudited)				December 31, 2021
	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3
Mortgage-backed securities available-for-sale	$87,422	$—	$87,422	$—	$44,518	$—	$44,518	$—

As discussed in Note 2, GAAP requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial position, for which it is practicable to estimate that value. The following table details the carrying amount, face amount, and fair value of the financial instruments described in Note 2:

FS Credit Real Estate Income Trust, Inc.

Notes to Unaudited Consolidated Financial Statements (continued)

(in thousands, except share and per share amounts)

Note 8. Fair Value of Financial Instruments (continued)

	March 31, 2022 (Unaudited)			December 31, 2021
	Book Value	Face Amount	Fair Value	Book Value	Face Amount	Fair Value
Financial Assets
Cash, cash equivalents and restricted cash	$175,243	$175,243	$175,243	$85,808	$85,808	$85,808
Loans receivable—held-for-investment(1)	$4,649,544	$4,650,660	$4,655,046	$3,841,868	$3,843,110	$3,844,685
Mortgage-backed securities held-to-maturity	$68,003	$80,300	$68,003	$37,862	$50,300	$37,862
Financial Liabilities
Repurchase obligations(2)	$797,696	$799,812	$799,812	$903,010	$904,968	$904,968
Credit facilities	$53,485	$57,765	$57,765	$196,960	$199,190	$199,190
Collateralized loan obligations(2)	$2,659,412	$2,682,570	$2,682,570	$1,886,382	$1,903,083	$1,903,083

(1)	Book value of loans receivable represents the face amount, net of unamortized loan fees and costs and accrual of exit fees, as applicable.
(2)	Book value represents the face amount, net of deferred financing costs.

Estimates of fair value for cash, cash equivalents and restricted cash are measured using observable, quoted market prices, or Level 1 inputs. Estimates of fair value for loans receivable, mortgage-backed securities held-to-maturity, repurchase obligations, credit facility obligations and the collateralized loan obligations are measured using unobservable inputs, or Level 3 inputs.

Note 9. Variable Interest Entities

Consolidated Variable Interest Entities

The Company has financed a portion of its loans through CLOs, which are considered VIEs. The Company has a controlling financial interest in the CLOs and, therefore, consolidates them on its balance sheets because the Company has both (i) the power to direct activities of the CLOs that most significantly affect the CLOs’ economic performance and (ii) the obligation to absorb losses and the right to receive benefits of the CLOs that could potentially be significant to the CLOs.

The following table details the assets and liabilities of the Company’s consolidated CLOs as of March 31, 2022 and December 31, 2021:

FS Credit Real Estate Income Trust, Inc.

Notes to Unaudited Consolidated Financial Statements (continued)

(in thousands, except share and per share amounts)

Note 9. Variable Interest Entities (continued)

	March 31, 2022 (Unaudited)	December 31, 2021
Assets:
Restricted cash	$16,725	$37,364
Loans receivable, held-for-investment	3,338,921	2,298,367
Interest receivable	7,397	5,154
Other assets	4,960	6,625

Total assets	$3,368,003	$2,347,510

Liabilities
Collateralized loan obligations (net of deferred financing costs of $23,158 and $16,701, respectively)	$2,659,412	$1,886,382
Interest payable	1,615	1,357
Other liabilities	212	205

Total liabilities	$2,661,239	$1,887,944

Assets held by the CLOs are restricted and can be used only to settle obligations of the CLOs. The liabilities are non-recourse to the Company and can only be satisfied from the assets of the CLOs.

Non-Consolidated Variable Interest Entities

The Company invested $67,005 in subordinated positions of CMBS trusts which are considered VIEs. The Company is not the primary beneficiary of the VIEs because it does not have the power to direct the activities that most significantly affect the VIEs’ economic performance, nor does it provide guarantees or recourse to the VIEs other than standard representations and warranties and, therefore, does not consolidate the VIEs on its balance sheet. The Company has classified its investment in the CMBS as held-to-maturity debt securities that are included on the Company’s consolidated balance sheets and are part of the Company’s ongoing other-than-temporary impairment review. The Company’s maximum exposure to loss of the securities are limited to its book value of $68,003 as of March 31, 2022.

The Company is not obligated to provide, nor has it provided financial support to these consolidated and non-consolidated VIEs.

Note 10. Commitments and Contingencies

The Company enters into contracts that contain a variety of indemnification provisions. The Company’s maximum exposure under these arrangements is unknown; however, the Company has not had prior claims or losses pursuant to these contracts. Management of FS Real Estate Advisor has reviewed the Company’s existing contracts and expects the risk of loss to the Company to be remote.

The Company is not currently subject to any material legal proceedings and, to the Company’s knowledge, no material legal proceedings are threatened against the Company. From time to time, the Company may be party to certain legal proceedings in the ordinary course of business. While the outcome of any legal proceedings cannot be predicted with certainty, the Company does not expect that any such proceedings will have a material effect on its financial condition or results of operations.

FS Credit Real Estate Income Trust, Inc.

Notes to Unaudited Consolidated Financial Statements (continued)

(in thousands, except share and per share amounts)

Note 10. Commitments and Contingencies (continued)

See Note 6 for a discussion of the Company’s commitments to FS Real Estate Advisor and its affiliates (including FS Investments) for the reimbursement of organization and offering costs funded by FS Investments and for the reimbursement of amounts paid or waived by FS Real Estate Advisor and Rialto under the expense limitation agreement.

Note 11. Subsequent Events

The following is a discussion of material events that have occurred subsequent to March 31, 2022 through the issuance of the unaudited consolidated financial statements.

Status of Offerings

As of May 13, 2022, the Company has issued 75,906,373 shares of common stock (consisting of 2,621,610 shares of Class F common stock, 1,036,671 shares of Class Y common stock, 1,596,841 shares of Class T common stock, 42,378,083 shares of Class S common stock, 731,971 shares of Class D common stock, 3,839,152 shares of Class M common stock and 23,702,045 shares of Class I common stock), including shares issued pursuant to its distribution reinvestment plan, for gross proceeds of $1,896,607.

Share Repurchases

In connection with the Company’s April repurchase period, the Company repurchased an aggregate of 202,898 shares of common stock representing a total of $5,092.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations (in thousands, except share and per share amounts).

The information contained in this section should be read in conjunction with the unaudited consolidated financial statements and related notes thereto appearing elsewhere in this Quarterly Report on Form 10-Q. In this report, “we,” “us” and “our” refer to FS Credit Real Estate Income Trust, Inc.

Cautionary Note Regarding Forward-Looking Statements

This Quarterly Report on Form 10-Q contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), regarding, among other things, our business, including, in particular, statements about our plans, strategies and objectives. You can generally identify forward-looking statements by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue” or other similar words. These statements include our plans and objectives for future operations, including plans and objectives relating to future growth and availability of funds, and are based on current expectations that involve numerous risks and uncertainties. Assumptions relating to these statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to accurately predict and many of which are beyond our control. Although we believe the assumptions underlying the forward-looking statements, and the forward-looking statements themselves, are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that these forward-looking statements will prove to be accurate and our actual results, performance and achievements may be materially different from that expressed or implied by these forward-looking statements. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans, which we consider to be reasonable, will be achieved. We undertake no duty to update or revise forward-looking statements, except as required by law.

Introduction

We were incorporated under the general corporation laws of the State of Maryland on November 7, 2016 and formally commenced investment operations on September 13, 2017. We are currently conducting a public offering of up to $2,750,000 of our Class T, Class S, Class D, Class M and Class I shares of common stock pursuant to a registration statement on Form S-11 filed with the SEC consisting of up to $2,500,000 in shares in our primary offering and up to $250,000 in shares pursuant to our distribution reinvestment plan. We also previously conducted private offerings of our Class F common stock and Class Y common stock. We are managed by FS Real Estate Advisor pursuant to an advisory agreement between us and FS Real Estate Advisor. FS Real Estate Advisor is a subsidiary of our sponsor, FS Investments, a national sponsor of alternative investment funds designed for the individual investor. FS Real Estate Advisor has engaged Rialto to act as its sub-adviser.

We have elected to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2017. We intend to be an investment vehicle of indefinite duration focused on real estate debt investments and other real estate-related assets. The shares of common stock are generally intended to be sold and repurchased by us on a continuous basis. We intend to conduct our operations so that we are not required to register under the 1940 Act.

Our primary investment objectives are to: provide current income in the form of regular, stable cash distributions to achieve an attractive dividend yield; preserve and protect invested capital; realize appreciation in net asset value, or NAV, from proactive management and asset management; and provide an investment alternative for stockholders seeking to allocate a portion of their long-term investment portfolios to commercial real estate debt with lower volatility than public real estate companies.

Our investment strategy is to originate, acquire and manage a portfolio of senior loans secured by commercial real estate primarily in the United States. We are focused on senior floating-rate mortgage loans, but we may also invest in other real estate-related assets, including: (i) other commercial real estate mortgage loans, including fixed-rate loans, subordinated loans, B-Notes, mezzanine loans and participations in commercial mortgage loans; and (ii) commercial real estate securities, including commercial mortgage-backed securities, or CMBS, unsecured debt of listed and non-listed REITs, collateralized debt obligations and equity or equity-linked securities. To a lesser extent we may invest in warehouse loans secured by commercial or residential mortgages, credit loans to commercial real estate companies, residential mortgage-backed securities, or RMBS, and portfolios of single family home mortgages.

Portfolio Overview

The following table details activity in our loans receivable portfolio for the three months ended March 31, 2022 and 2021:

	Three Months Ended March 31,
	2022	2021
Loan fundings(1)	$1,041,768	$224,530
Loan repayments	(234,475)	(23,885)

Total net fundings	$807,293	$200,645

(1)	Includes new loan originations and additional fundings made under existing loans.

The following table details overall statistics for our loans receivable portfolio as of March 31, 2022 and December 31, 2021:

	March 31, 2022 (Unaudited)	December 31, 2021
Number of loans	117	102
Principal balance	$4,650,660	$3,843,110
Net book value	$4,649,544	$3,841,868
Unfunded loan commitments(1)	$528,148	$414,818
Weighted-average cash coupon(2)	+3.73%	+3.68%
Weighted-average all-in yield(2)	+3.77%	+3.73%
Weighted-average maximum maturity (years)(3)	4.4	4.5

(1)	We may be required to provide funding when requested by the borrower in accordance with the terms of the underlying agreements.
(2)	Our floating-rate loans are indexed to LIBOR and SOFR. In addition to cash coupon, all-in yield includes accretion of discount (amortization of premium) and accrual of exit fees.
(3)	Maximum maturity assumes all extension options are exercised by the borrower; however loans may be repaid prior to such date.

The following table provides details of our loan receivable, held-for-investment portfolio, on a loan-by-loan basis, as of March 31, 2022:

	Loan Type	Origination Date(1)	Total Loan	Principal Balance	Net Book Value	Cash Coupon(2)	All-in Yield(2)	Maximum Maturity(3)	Location	Property Type	LTV(1)
1	Senior Loan	12/7/2021	$175,000	$150,083	$150,069	+3.60%	+3.60%	12/9/2026	Miami, FL	Retail	38%
2	Mezz Loan	10/1/2021	150,000	66,633	65,949	10.00%	10.34%	4/1/2026	Various	Various	93%
3	Senior Loan	10/12/2021	134,900	134,900	134,900	+3.00%	+3.00%	6/9/2026	Philadelphia, PA	Multifamily	69%
4	Senior Loan	3/31/2022	120,470	81,979	81,962	+4.30%	+4.31%	4/9/2027	Addison, TX	Office	67%
5	Senior Loan	9/9/2021	118,265	118,265	118,248	+3.20%	+3.20%	9/9/2026	Various, NY	Self Storage	70%
6	Senior Loan	3/10/2022	110,150	90,577	90,547	+5.00%	+5.01%	4/9/2027	Santa Clara, CA	Office	62%
7	Senior Loan	1/13/2022	103,600	91,180	91,151	+3.55%	+3.56%	1/9/2027	Austin, TX	Multifamily	80%
8	Senior Loan	12/30/2021	95,000	95,000	94,981	+4.20%	+4.21%	1/9/2027	San Diego, CA	Hospitality	58%
9	Senior Loan	12/21/2021	93,900	70,000	69,984	+3.80%	+3.81%	1/9/2027	Houston, TX	Multifamily	76%
10	Senior Loan	2/4/2022	89,000	89,000	89,068	+3.75%	+3.75%	2/1/2025	Temecula, CA	Multifamily	75%
11	Senior Loan	12/15/2021	85,000	81,800	81,777	+3.35%	+3.36%	12/9/2026	Sunny Isles, FL	Multifamily	74%
12	Senior Loan	5/12/2021	85,000	85,000	85,025	+3.00%	+3.05%	5/9/2026	Detroit, MI	Industrial	73%
13	Senior Loan	3/9/2022	84,000	78,000	78,000	+3.55%	+3.55%	3/9/2027	Temple Hills, MD	Multifamily	75%
14	Senior Loan	12/23/2021	83,400	72,000	71,976	+4.45%	+4.46%	1/9/2027	Westminster, CO	Retail	65%
15	Senior Loan	12/22/2021	81,500	54,000	54,014	+4.75%	+4.93%	1/9/2027	Farmers Branch, TX	Office	62%
16	Senior Loan	2/28/2022	75,000	71,250	71,250	+3.85%	+3.85%	3/9/2027	Atlanta, GA	Multifamily	68%
17	Senior Loan	9/10/2021	71,201	66,256	66,234	+3.25%	+3.26%	10/9/2026	Richardson, TX	Multifamily	68%
18	Senior Loan	4/26/2021	68,100	66,000	65,982	+3.15%	+3.16%	5/9/2026	North Las Vegas, NV	Multifamily	72%
19	Senior Loan	12/21/2021	65,450	65,450	65,431	+4.35%	+4.36%	1/9/2027	Dallas, TX	Hospitality	58%
20	Senior Loan	4/15/2021	64,460	61,866	61,848	+2.80%	+2.80%	5/9/2026	Lawrenceville, GA	Multifamily	75%
21	Senior Loan	7/29/2021	$62,500	$62,500	$62,497	+3.10%	+3.10%	8/9/2026	Maitland, FL	Multifamily	72%

	Loan Type	Origination Date(1)	Total Loan	Principal Balance	Net Book Value	Cash Coupon(2)	All-in Yield(2)	Maximum Maturity(3)	Location	Property Type	LTV(1)
22	Senior Loan	7/22/2021	62,100	60,100	60,080	+3.30%	+3.31%	8/9/2026	Nashville, TN	Multifamily	75%
23	Senior Loan	8/2/2021	60,130	57,435	57,414	+2.80%	+2.80%	8/9/2026	Austin, TX	Multifamily	73%
24	Senior Loan	2/15/2022	58,750	56,020	55,996	+3.50%	+3.51%	3/9/2027	Antioch, TN	Multifamily	79%
25	Senior Loan	1/7/2022	58,000	53,275	53,297	+4.25%	+4.43%	11/9/2026	Miami, FL	Hospitality	49%
26	Senior Loan	8/13/2021	57,500	51,000	50,980	+3.10%	+3.19%	9/9/2026	Various, FL	Industrial	68%
27	Senior Loan	6/18/2021	56,000	56,000	55,990	+3.50%	+3.51%	7/9/2026	Chicago, IL	Multifamily	77%
28	Senior Loan	11/5/2021	55,960	48,540	48,531	+3.10%	+3.11%	11/9/2026	Houston, TX	Industrial	74%
29	Senior Loan	2/17/2022	55,400	45,440	45,421	+4.10%	+4.20%	3/9/2027	Indianapolis, IN	Multifamily	80%
30	Senior Loan	11/10/2021	54,660	44,010	44,006	+3.75%	+3.85%	11/9/2026	Fayetteville, AR	Multifamily	70%
31	Senior Loan	3/7/2022	53,885	46,035	46,023	+3.50%	+3.59%	3/9/2027	Humble, TX	Multifamily	75%
32	Senior Loan	8/9/2021	53,160	51,306	51,286	+3.15%	+3.15%	8/9/2026	Philadelphia, PA	Multifamily	79%
33	Senior Loan	3/12/2021	52,250	30,003	29,986	+5.75%	+5.75%	3/9/2026	San Francisco, CA	Office	65%
34	Senior Loan	7/7/2021	52,200	44,569	44,550	+3.00%	+3.00%	7/9/2026	Austin, FL	Multifamily	74%
35	Senior Loan	3/22/2022	50,750	50,750	50,750	+3.60%	+3.60%	4/9/2027	Humble, TX	Multifamily	72%
36	Senior Loan	2/18/2022	49,240	33,480	33,456	+3.90%	+3.92%	3/9/2027	Atlanta, GA	Office	60%
37	Senior Loan	12/15/2021	49,000	49,000	48,977	+3.45%	+3.47%	12/9/2026	Ladson, SC	Multifamily	77%
38	Senior Loan	6/23/2021	48,944	44,275	44,256	+2.80%	+2.80%	7/9/2026	Roswell, GA	Multifamily	75%
39	Senior Loan	11/1/2021	48,906	44,325	44,303	+3.70%	+3.72%	11/9/2026	Fort Lauderdale, FL	Office	67%
40	Senior Loan	11/23/2021	47,600	39,200	39,187	+3.05%	+3.06%	12/9/2026	Dallas, TX	Multifamily	69%
41	Senior Loan	7/29/2021	47,500	47,500	47,497	+3.10%	+3.10%	8/9/2026	Clearwater, FL	Multifamily	79%
42	Senior Loan	8/3/2021	46,500	46,500	46,489	+3.10%	+3.11%	8/9/2026	San Antonio, TX	Multifamily	72%
43	Senior Loan	12/17/2021	46,100	36,500	36,488	+4.30%	+4.40%	1/9/2027	Seattle, WA	Office	53%
44	Senior Loan	6/4/2021	45,000	45,000	44,980	+3.20%	+3.21%	6/9/2026	Dallas, TX	Multifamily	69%
45	Senior Loan	1/28/2022	43,650	33,575	33,565	+4.00%	+4.15%	2/9/2027	Milwaukee, WI	Office	59%
46	Senior Loan	7/28/2021	43,350	41,229	41,209	+3.00%	+3.00%	8/9/2026	Sandy Springs, GA	Multifamily	77%
47	Senior Loan	5/6/2021	43,300	43,300	43,291	+2.90%	+2.91%	5/9/2026	Peoria, AZ	Multifamily	46%
48	Senior Loan	8/19/2021	43,000	43,000	42,980	+3.10%	+3.12%	9/9/2026	Omaha, NE	Multifamily	75%
49	Senior Loan	8/9/2021	42,660	37,461	37,449	+3.05%	+3.06%	8/9/2026	Southaven, MS	Multifamily	57%
50	Senior Loan	11/1/2021	42,300	39,478	39,456	+3.50%	+3.52%	11/9/2026	Doraville, GA	Multifamily	82%
51	Senior Loan	3/14/2022	42,000	40,200	40,188	+3.50%	+3.67%	4/9/2027	Dallas, TX	Multifamily	76%
52	Senior Loan	8/25/2021	41,395	40,375	40,354	+3.15%	+3.17%	9/9/2026	Cypress, TX	Multifamily	69%
53	Senior Loan	7/21/2021	41,300	38,388	38,376	+2.80%	+2.80%	8/9/2026	Evanston, IL	Multifamily	77%
54	Senior Loan	3/10/2022	41,000	41,000	40,985	+3.50%	+3.51%	3/9/2027	Austin, TX	Multifamily	75%
55	Senior Loan	10/28/2021	40,200	34,745	34,722	+3.00%	+3.02%	11/9/2026	Dallas, TX	Multifamily	74%
56	Senior Loan	4/27/2021	39,050	35,177	35,166	+3.15%	+3.16%	5/9/2026	Jamaica, NY	Industrial	61%
57	Senior Loan	8/31/2021	38,700	34,647	34,627	+3.10%	+3.10%	9/9/2026	Colorado Springs, CO	Multifamily	68%
58	Senior Loan	6/24/2021	38,600	36,000	35,981	+3.75%	+3.77%	7/9/2026	Austin, TX	Multifamily	76%
59	Senior Loan	8/3/2021	38,500	38,500	38,489	+3.10%	+3.11%	8/9/2026	San Antonio, TX	Multifamily	72%
60	Senior Loan	11/30/2021	38,310	34,310	34,339	+4.45%	+4.70%	12/9/2026	Memphis, TN	Office	70%
61	Senior Loan	4/9/2019	38,000	38,000	38,000	+3.75%	+3.75%	4/9/2024	New York City, NY	Mixed Use	75%
62	Senior Loan	11/4/2021	37,300	35,920	35,920	+3.35%	+3.85%	11/1/2024	Boca Raton, FL	Multifamily	81%
63	Senior Loan	11/5/2021	36,325	32,675	32,652	+3.10%	+3.12%	11/9/2026	Mesquite, TX	Multifamily	73%
64	Senior Loan	12/21/2021	36,000	36,000	35,977	+3.45%	+3.47%	1/9/2027	Hackensack, NJ	Multifamily	68%
65	Senior Loan	1/7/2022	36,000	36,000	36,000	+3.80%	+3.80%	1/9/2027	Jupiter, FL	Office	72%
66	Senior Loan	3/29/2021	35,880	33,197	33,180	+3.60%	+3.60%	4/9/2026	Arlington, TX	Multifamily	80%
67	Senior Loan	5/28/2021	$35,785	$31,085	$31,066	+5.00%	+5.02%	6/9/2026	Austin, TX	Office	57%

	Loan Type	Origination Date(1)	Total Loan	Principal Balance	Net Book Value	Cash Coupon(2)	All-in Yield(2)	Maximum Maturity(3)	Location	Property Type	LTV(1)
68	Senior Loan	2/27/2020	35,641	33,521	33,525	+3.15%	+3.15%	3/9/2025	Various, SC	Industrial	72%
69	Senior Loan	6/22/2021	34,500	30,881	30,869	+3.60%	+3.60%	7/9/2026	Tallahassee, FL	Multifamily	74%
70	Senior Loan	12/3/2021	34,327	34,327	34,318	+3.45%	+3.46%	12/9/2026	Various, NY	Self Storage	63%
71	Senior Loan	12/16/2021	33,000	30,478	30,455	+3.55%	+3.57%	1/9/2027	Fort Worth, TX	Multifamily	72%
72	Senior Loan	11/23/2021	32,000	26,100	26,087	+3.05%	+3.07%	12/9/2026	Dallas, TX	Multifamily	69%
73	Senior Loan	3/11/2021	32,000	30,000	29,990	+4.50%	+4.51%	3/9/2026	Colleyville, TX	Retail	58%
74	Senior Loan	1/28/2022	31,229	31,229	31,224	+3.70%	+3.81%	9/9/2026	Dallas, TX	Multifamily	82%
75	Senior Loan	12/29/2020	31,128	26,946	27,068	+3.75%	+3.94%	1/9/2026	Brooklyn, NY	Multifamily	60%
76	Senior Loan	5/4/2021	30,000	18,898	18,891	+5.55%	+5.56%	5/9/2026	Richardson, TX	Office	65%
77	Senior Loan	6/28/2019	28,500	28,500	28,629	+5.35%	+5.52%	7/9/2024	Davis, CA	Hospitality	72%
78	Senior Loan	12/18/2020	28,440	24,457	24,454	+4.50%	+4.50%	1/9/2026	Rockville, MD	Office	69%
79	Senior Loan	12/15/2021	28,400	26,000	25,986	+3.30%	+3.32%	12/9/2026	Arlington, TX	Multifamily	79%
80	Senior Loan	11/18/2021	27,387	27,387	27,374	+3.60%	+3.62%	12/9/2026	Brooklyn, NY	Self Storage	70%
81	Senior Loan	1/20/2021	25,250	21,844	21,831	+4.75%	+4.75%	2/9/2026	Laguna Hills, CA	Office	63%
82	Senior Loan	3/31/2021	25,250	25,250	25,236	+3.20%	+3.22%	4/9/2026	Tempe, AZ	Multifamily	77%
83	Senior Loan	6/25/2021	25,000	23,750	23,738	+3.05%	+3.07%	7/9/2026	Austin, TX	Multifamily	68%
84	Senior Loan	5/28/2021	24,700	21,750	21,739	+3.50%	+3.52%	6/9/2026	Jacksonville, FL	Industrial	61%
85	Senior Loan	1/28/2022	24,489	24,489	24,483	+3.70%	+3.81%	9/9/2026	Mesquite, TX	Multifamily	78%
86	Senior Loan	7/18/2018	22,650	22,650	22,711	+5.25%	+5.37%	8/9/2023	Gaithersburg, MD	Hospitality	80%
87	Senior Loan	12/10/2020	22,300	16,664	16,651	+5.25%	+5.25%	1/9/2026	Fox Hills, CA	Office	55%
88	Senior Loan	1/28/2022	22,149	22,149	22,143	+3.70%	+3.81%	9/9/2026	Dallas, TX	Multifamily	85%
89	Senior Loan	8/26/2021	21,805	20,000	19,980	+3.10%	+3.13%	9/9/2026	Seattle, WA	Multifamily	69%
90	Senior Loan	7/13/2021	21,350	21,350	21,330	+3.40%	+3.43%	8/9/2026	Grand Prairie, TX	Multifamily	72%
91	Senior Loan	7/20/2021	21,136	18,141	18,133	+3.25%	+3.33%	8/9/2026	Las Vegas, NV	Multifamily	72%
92	Senior Loan	8/6/2021	20,000	20,000	20,006	+3.10%	+3.25%	8/9/2026	Sandy Springs, GA	Multifamily	74%
93	Senior Loan	5/10/2021	19,200	17,603	17,584	+3.50%	+3.50%	5/9/2026	University City, PA	Multifamily	70%
94	Senior Loan	7/24/2019	18,956	15,956	16,040	+4.00%	+4.14%	12/9/2024	Katy, TX	Office	76%
95	Senior Loan	12/3/2021	18,828	18,828	18,819	+3.45%	+3.47%	12/9/2026	Various, NY	Self Storage	63%
96	Senior Loan	2/26/2021	18,589	17,471	17,465	+3.25%	+3.25%	3/9/2026	Newark, NJ	Industrial	57%
97	Mezz Loan	2/21/2020	18,102	18,102	18,101	10.00%	10.00%	3/1/2030	Various, SC	Industrial	70%
98	Senior Loan	2/19/2020	18,000	14,400	14,407	+3.50%	+3.49%	3/9/2025	Los Angeles, CA	Mixed Use	71%
99	Senior Loan	12/18/2020	17,650	16,534	16,537	+4.00%	+4.08%	1/9/2026	Glendale, AZ	Multifamily	78%
100	Senior Loan	6/16/2021	17,500	15,371	15,360	+3.25%	+3.25%	7/9/2026	Everett, WA	Multifamily	69%
101	Senior Loan	10/22/2019	17,500	15,643	15,730	+4.50%	+4.66%	11/9/2024	Oakland, CA	Mixed Use	70%
102	Senior Loan	9/23/2021	16,300	14,440	14,443	+4.25%	+4.57%	9/9/2026	Various, NJ	Multifamily	77%
103	Senior Loan	1/28/2021	16,100	16,100	16,121	+4.50%	+4.62%	2/9/2026	Philadelphia, PA	Self Storage	79%
104	Senior Loan	6/16/2021	15,406	14,417	14,406	+3.25%	+3.25%	7/9/2026	Everett, WA	Multifamily	71%
105	Mezz Loan	2/14/2020	15,000	15,000	15,000	+7.50%	+7.50%	12/5/2026	Queens, NY	Multifamily	75%
106	Senior Loan	11/17/2020	14,550	13,140	13,134	+4.00%	+4.01%	12/9/2025	Vista, CA	Industrial	54%
107	Senior Loan	3/25/2021	13,405	12,019	12,019	+3.25%	+3.36%	4/9/2026	Lithonia, GA	Multifamily	67%
108	Senior Loan	3/19/2021	12,718	12,718	12,729	+3.95%	+4.14%	4/9/2026	Brooklyn, NY	Multifamily	85%
109	Senior Loan	1/28/2022	12,092	12,092	12,084	+3.70%	+3.83%	9/9/2026	Duncanville, TX	Multifamily	83%
110	Senior Loan	3/7/2018	12,050	12,050	12,109	+5.00%	+5.17%	3/7/2022	Las Vegas, NV	Hospitality	71%
111	Senior Loan	11/12/2021	11,560	11,560	11,547	+4.00%	+4.04%	11/9/2026	San Antonio, TX	Self Storage	65%
112	Senior Loan	5/6/2021	11,375	11,375	11,385	+3.50%	+3.69%	5/9/2026	Sacramento, CA	Self Storage	62%
113	Senior Loan	11/17/2020	11,010	10,566	10,560	+4.00%	+4.02%	12/9/2025	Miramar, CA	Industrial	65%
114	Senior Loan	2/19/2020	10,500	10,500	10,492	+3.50%	+3.52%	3/9/2025	Los Angeles, CA	Retail	71%
115	Senior Loan	6/11/2018	$8,000	$8,000	$8,040	+4.50%	+4.61%	3/9/2024	Miami, FL	Retail	68%

	Loan Type	Origination Date(1)	Total Loan	Principal Balance	Net Book Value	Cash Coupon(2)	All-in Yield(2)	Maximum Maturity(3)	Location	Property Type	LTV(1)
116	Senior Loan	2/17/2021	7,000	7,000	7,006	+3.85%	+4.04%	3/9/2026	Brooklyn, NY	Multifamily	81%
117	Senior Loan	6/11/2018	6,750	6,750	6,767	+4.25%	+4.38%	6/9/2023	Miami, FL	Retail	61%

Total/Weighted Average			$5,178,808	$4,650,660	$4,649,544	+3.73%	+3.77%

(1)	Date loan was originated or acquired by us, and the loan-to-value, or LTV, as of such date. Dates and LTV are not updated for subsequent loan modifications or upsizes.
(2)

The weighted-average cash coupon and all-in yield are expressed as a spread over the relevant floating benchmark rates, which include USD LIBOR and SOFR. In addition to cash coupon, all-in yield include accretion of discount (amortization of premium) and accrual of exit fees.

(3)	Maximum maturity assumes all extension options are exercised by the borrower, however loans may be repaid prior to such date.

Subsequent Activity

During the period from April 1, 2022 through May 10, 2022, we closed on nine senior floating-rate mortgage loans of which $603,921 was funded at closing.

Results of Operations

The following table sets forth information regarding our consolidated results of operations for the three months ended March 31, 2022 and 2021:

	Three Months Ended March 31,
	2022	2021
Net interest income
Interest income	$45,984	$11,716
Less: Interest expense	(16,215)	(2,829)

Net interest income	29,769	8,887

Other expenses
Management and performance fees	3,997	1,573
General and administrative expenses	3,543	1,405
Less: Expense limitation	—	(56)
Add: Expense recoupment to sponsor	1,310	—

Net other expenses	8,850	2,922

Net income	20,919	5,965
Preferred stock dividends	(4)	(4)

Net income attributable to FS Credit Real Estate Income Trust, Inc.	$20,915	$5,961

Net Interest Income

Net interest income is generated on our interest-earning assets less related interest-bearing liabilities. The increase in interest income was attributable to debt investments acquired or originated in our portfolio and non-recurring prepayment fee income. The increase in interest expense was attributable to an increase in borrowings in order to support our investment activities.

Other Expenses

Other expenses include management and performance fees payable to FS Real Estate Advisor and general and administrative expenses. General and administrative expenses include administrative services expenses, auditing and professional fees, independent director fees, transfer agent fees, loan servicing expenses and other costs associated with operating our business. The increase in other expenses can primarily be attributed to the increase of our management fee and various general and administrative expenses related to the growth of our net assets.

Expense Limitation

We have entered into an expense limitation agreement with FS Real Estate Advisor and Rialto pursuant to which FS Real Estate Advisor and Rialto have agreed to waive reimbursement of or pay, on a quarterly basis, our annualized ordinary operating expenses for such quarter to the extent such expenses exceed 1.5% per annum of our average net assets attributable to each of our classes of common stock. Ordinary operating expenses for each class of common stock consist of all ordinary expenses attributable to such class, including administration fees, transfer agent fees, fees paid to our board of directors, loan servicing expenses, administrative services expenses, and related costs associated with legal, regulatory compliance and investor relations, but excluding the following: (a) advisory fees, (b) interest expense and other financing costs, (c) taxes, (d) distribution or shareholder servicing fees and (e) unusual, unexpected and/or nonrecurring expenses. We will repay FS Real Estate Advisor or Rialto on a quarterly basis any ordinary operating expenses previously waived or paid, but only if the reimbursement would not cause the then-current expense limitation, if any, to be exceeded. In addition, the reimbursement of expenses will be made only if payable not more than three years from the end of the fiscal quarter in which the expenses were paid or waived.

FS Real Estate Advisor and Rialto each agreed to waive the recoupment of any amounts that may be subject to conditional reimbursement during the quarterly period ended March 31, 2021. To the extent that the conditions to recoupment are satisfied in a future quarter (prior to the expiration of the three-year period for reimbursement set forth in the expense limitation agreement), such expenses may be subject to conditional recoupment in accordance with the terms of the expense limitation agreement.

During the period from September 13, 2017 (Commencement of Operations) to March 31, 2022, we accrued $5,839 for reimbursement of expenses that FS Real Estate Advisor and Rialto paid or waived, including $0 in reimbursements for the three months ended March 31, 2022. During the period from September 13, 2017 (Commencement of Operations) to March 31, 2022, we received $5,839 in cash reimbursements from FS Real Estate Advisor.

During the three months ended March 31, 2022, $62 of expense recoupments were paid to FS Real Estate Advisor and Rialto. As of March 31, 2022 and December 31, 2021, $1,310 and $0, respectively, of expense recoupments were payable to FS Real Estate Advisor and Rialto and $1,717 of expense reimbursements received from FS Real Estate Advisor and Rialto were eligible for recoupment.

Non-GAAP Financial Measures

Funds from Operations and Modified Funds from Operations

We use Funds from Operations, or FFO, a widely accepted non-GAAP financial metric, to evaluate our performance. FFO provides a supplemental measure to compare our performance and operations to other REITs. Due to certain unique operating characteristics of real estate companies, the National Association of Real Estate Investment Trusts, or NAREIT has promulgated a standard known as FFO, which it believes more accurately reflects the operating performance of a REIT. As defined by NAREIT, FFO means net income computed in accordance with GAAP, excluding gains (or losses) from sales of operating property, plus depreciation and amortization and after adjustments for unconsolidated entities. In addition, NAREIT has further clarified the FFO definition to add-back impairment write-downs of depreciable real estate or of investments in unconsolidated entities that are driven by measurable decreases in the fair value of depreciable real estate and to exclude the earnings impacts of cumulative effects of accounting changes. We have adopted the NAREIT definition for computing FFO.

Our business plan is to operate as a mortgage REIT with our portfolio consisting of senior floating-rate mortgage loans, including those that are secured by a first priority mortgage on transitional commercial real estate properties. We will typically have no FFO adjustments to our net income or loss computed in accordance with GAAP. Although we have the ability to and may in the future acquire real property, we have not acquired any at this time and as such do not have any FFO adjustments to our net income or loss computed in accordance with GAAP.

Due to the unique features of publicly registered, non-listed REITs, the Institute for Portfolio Alternatives, or IPA, an industry trade group, published a standardized non-GAAP financial measure known as Modified Funds from Operations, or MFFO, which the IPA has promulgated as a supplemental measure for publicly registered non-listed REITs and which may be another appropriate supplemental measure to reflect the operating performance of a non-listed REIT.

The IPA defines MFFO as FFO adjusted for acquisition fees and expenses, amounts relating to straight line rents and amortization of premiums or accretion of discounts on debt investments, non-recurring impairments of real estate-related investments, mark-to-market adjustments included in net income, non-recurring gains or losses included in net income from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for consolidated and unconsolidated partnerships and joint ventures.

Because MFFO may be a recognized measure of operating performance within the non-listed REIT industry, MFFO and the adjustments used to calculate it may be useful in order to evaluate our performance against other non-listed REITs. Like FFO, MFFO is not equivalent to our net income or loss as determined under GAAP, as detailed in the table below, and MFFO may not be a useful measure of the impact of long-term operating performance on value if we continue to acquire a significant amount of investments.

Our presentation of FFO and MFFO may not be comparable to other similarly titled measures presented by other REITs. We believe that the use of FFO and MFFO provides a more complete understanding of our operating performance to stockholders and to management, and when compared year over year, reflects the impact on our operations from trends in operating costs, general and administrative expenses, and interest costs. Neither FFO nor MFFO is intended to be an alternative to “net income” or to “cash flows from operating activities” as determined by GAAP as a measure of our capacity to pay distributions. Management uses FFO and MFFO to compare our operating performance to that of other REITs and to assess our operating performance.

Neither the SEC, any other regulatory body nor NAREIT has passed judgment on the acceptability of the adjustments that we use to calculate FFO or MFFO. In the future, the SEC, another regulatory body or NAREIT may decide to standardize the allowable adjustments across the non-listed REIT industry and we would have to adjust our calculation and characterization of FFO or MFFO.

Our FFO and MFFO are calculated for the three months ended March 31, 2022 and 2021 as follows:

	Three Months Ended March 31,
	2022	2021
Net income (GAAP)	$20,919	$5,965

Funds from operations	$20,919	$5,965

Adjustments to arrive at modified funds from operations:
Accretion of discount on mortgage-backed securities held-to-maturity	(147)	(134)

Modified funds from operations	$20,772	$5,831

NAV per Share

FS Real Estate Advisor calculates our NAV per share in accordance with the valuation guidelines approved by our board of directors for the purposes of establishing a price for shares sold in our public offering as well as establishing a repurchase price for shares repurchased pursuant to our share repurchase plan.

The following table provides a breakdown of the major components of our total NAV as of March 31, 2022:

Components of NAV	March 31, 2022
Cash and cash equivalents	$155,381
Restricted cash	19,862
Loans receivable	4,649,544
Mortgage-backed securities held-to-maturity	68,003
Mortgage-backed securities available-for-sale, at fair value	87,422
Other assets	18,412
Repurchase agreements payable, net of deferred financing costs	(797,696)
Credit facility payable	(53,485)
Collateralized loan obligations, net of deferred financing costs	(2,659,412)
Accrued servicing fees(1)	(651)
Other liabilities	(31,439)

Net asset value	$1,455,941

(1)	See Reconciliation of Stockholders’ Equity to NAV below for an explanation of the differences between the stockholder servicing fees accrued for purposes of NAV and the amount accrued under GAAP.

The following table provides a breakdown of our total NAV and NAV per share by share class as of March 31, 2022:

NAV per Share	Class F	Class Y	Class T	Class S	Class D	Class M	Class I	Total
Net asset value	$22,770	$22,130	$36,163	$833,208	$16,605	$79,796	$445,269	$1,455,941
Number of outstanding shares	910,110	906,648	1,447,529	33,053,874	663,801	3,180,900	18,210,549	58,373,411

NAV per share as of March 31, 2022	$25.0188	$24.4085	$24.9828	$25.2079	$25.0156	$25.0859	$24.4512

The following table sets forth a reconciliation of our stockholders’ equity to our NAV as of March 31, 2022:

Reconciliation of Stockholders’ Equity to NAV	March 31, 2022
Total stockholders’ equity under GAAP	$1,388,142
Preferred stock	(125)

Total stockholders’ equity, net of preferred stock, under GAAP	1,388,017
Adjustments:
Accrued stockholder servicing fees(1)	67,924

Net asset value	$1,455,941

(1)

Stockholder servicing fees only apply to Class T, Class S, Class D and Class M shares. Under GAAP, we accrue future stockholder servicing fees in an amount equal to our best estimate of fees payable to FS Investment Solutions at the time such shares are sold. For purposes of NAV, we recognize the stockholder servicing fee as a reduction of NAV on a monthly basis. As a result, the estimated liability for the future stockholder servicing fees, which are accrued at the time each share is sold, will have no effect on the NAV of any class.

Limits on the Calculation of Our Per Share NAV

Although our primary goal in establishing our valuation guidelines is to produce a valuation that represents a fair and accurate estimate of the value of our investments, the methodologies used are based on judgments, assumptions and opinions about future events that may or may not prove to be correct, and if different judgments, assumptions or opinions were used, a different estimate would likely result. Furthermore, our published per share NAV may not fully reflect certain extraordinary events because we may not be able to immediately quantify the financial impact of such events on our portfolio. FS Real Estate Advisor monitors our portfolio between valuations to determine whether there have been any extraordinary events that may have materially changed the estimated market value of the portfolio, such as significant market events or disruptions or force majeure events. If required by applicable securities law, we will promptly disclose the occurrence of such event in a prospectus supplement and FS Real Estate Advisor will analyze the impact of such extraordinary event on our portfolio and determine, in coordination with third-party valuation services, the appropriate adjustment to be made to our NAV. We will not, however, retroactively adjust NAV. To the extent that the extraordinary events may result in a material change in value of a specific investment, FS Real Estate Advisor will order a new valuation of the investment, which will be prepared by a third-party valuation service. It is not known whether any resulting disparity will benefit stockholders whose shares are or are not being repurchased or purchasers of our common stock. Further, in determining the number of shares outstanding used in the calculation of our NAV per share for each month-end that coincides with the end of a fiscal quarter, we include the number of Class I shares that have been or will be issued to the adviser and sub-adviser for the quarter with respect to any outstanding Class I PCRs (see Note 6) based on the achievement of certain performance criteria. For each month-end that is not the end of a fiscal quarter, solely for purposes of calculating NAV per share, we include an estimated number of Class I shares, if any, that would have been issued to the adviser and sub-adviser in connection with any outstanding Class I PCRs based on our estimated Excess Distributable Income as of such date.

We include no discounts to our NAV for the illiquid nature of our shares, including the limitations on the ability to sell shares under our share repurchase plan and our ability to suspend or terminate our share repurchase plan at any time. Our NAV generally does not consider exit costs that would likely be incurred if our assets and liabilities were liquidated or sold. While we may use market pricing concepts to value individual components of our NAV, our per share NAV is not derived from the market pricing information of open-end real estate funds listed on stock exchanges.

We do not represent, warranty or guarantee that:

•	a stockholder would be able to realize the NAV per share for the class of shares a stockholder owns if the stockholder attempts to sell its shares;

•	a stockholder would ultimately realize distributions per share equal to per share NAV upon a liquidation of our assets and settlement of our liabilities or upon any other liquidity event;

•	shares of our common stock would trade at per share NAV on a national securities exchange;

•	a third party in an arm’s-length transaction would offer to purchase all or substantially all of our shares of common stock at NAV;

•	NAV would equate to a market price for an open-end real estate fund; and

•	NAV would represent the fair value of our assets less liabilities under GAAP.

Review of our Policies

Our board of directors, including our independent directors, has reviewed our policies described in this Quarterly Report on Form 10-Q and our registration statement and determined that they are in the best interests of our stockholders because: (i) they increase the likelihood that we will be able to originate, acquire and manage a diversified portfolio of senior loans secured by commercial real estate, thereby reducing risk in our portfolio; (ii) there are sufficient loan underwriting opportunities with the attributes that we seek; (iii) our executive officers, director, affiliates of our adviser and sub-adviser have expertise with the type of real estate investments we seek; and (iv) our borrowings will enable us to originate and acquire loan assets and earn revenue more quickly, thereby increasing our likelihood of generating income for our stockholders and preserving stockholder capital.

Liquidity and Capital Resources

As of March 31, 2022, we had $155,381 in cash and cash equivalents, which we and our wholly owned subsidiaries held in custodial accounts. In addition, as of March 31, 2022, we had $1,596,306 in borrowings available under our financing arrangements, subject to certain limitations. As of March 31, 2022, we had unfunded loan commitments of $528,148. We maintain sufficient cash on hand and available borrowings to fund such unfunded commitments should the need arise.

We will obtain the funds required to purchase or originate investments and conduct our operations from the net proceeds of our public offering, the private placement of our Class Y shares and any future offerings we may conduct, from secured and unsecured borrowings from banks and other lenders, and from any undistributed funds from operations. Our principal demands for funds will be for asset acquisitions/originations, the payment of operating expenses and distributions, the payment of interest on any outstanding indebtedness and repurchases of our common stock pursuant to our share repurchase plan. Generally, cash needs for items other than asset acquisitions/originations will be met from operations, and cash needs for asset acquisitions/originations will be funded by public offerings of our shares and debt financings. However, there may be a delay between the sale of our shares and our purchase/originations of assets, which could result in a delay in the benefits to our stockholders of returns generated from our investment operations. Our leverage may not exceed 300% of our total net assets (as defined in our charter) as of the date of any borrowing unless a majority of our independent directors vote to approve any borrowing in excess of this amount.

As of March 31, 2022, our ratio of leverage to total net assets was 255%. Our board of directors will continue to review our ratio of leverage to total net assets on a quarterly basis, as required by our charter.

If we are unable to continue to raise substantial funds in our public offering, we will make fewer investments resulting in less diversification in terms of the type, number and size of investments we make and the value of an investment in us will fluctuate with the performance of the specific assets we acquire. We will have certain fixed operating expenses, including certain expenses as a publicly offered REIT, regardless of whether we are able to raise substantial funds in our public offering. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to make distributions.

Potential future sources of capital include proceeds from secured or unsecured financings from banks or other lenders or proceeds from the sale of assets or collection of loans receivable.

In addition to making investments in accordance with our investment objectives, we expect to use our capital resources to make certain payments to FS Real Estate Advisor and FS Investment Solutions, the dealer manager for our public offering. During the offering stage of our public offering, these payments will include payments to FS Real Estate Advisor and its affiliates for reimbursement of certain organization and offering expenses. We will reimburse FS Real Estate Advisor for the organization and offering costs it or Rialto incurs on our behalf only to the extent that the reimbursement would not cause the selling commissions, dealer manager fees, accountable due diligence expenses, stockholder servicing fees and the other organization and offering expenses borne by us to exceed 15.0% of the gross offering proceeds from the primary offering as the amount of proceeds increases. FS Real Estate Advisor has agreed to advance all of our organization and offering expenses on our behalf until we had raised $250,000 of gross proceeds in our public offering. In April 2020, FS Real Estate Advisor and Rialto agreed to defer the recoupment of any organization and offering expenses that may be reimbursable by us under the advisory agreement with respect to gross proceeds raised in the offering in excess of $250,000 until FS Real Estate Advisor, in its sole discretion, determined that we have achieved economies of scale sufficient to ensure that we could bear a reasonable level of expenses in relation to our income. We began reimbursing FS Real Estate Advisor in September 2020 and, as such, FS Real Estate Advisor may be reimbursed for any organization and offering expenses that it or Rialto has incurred on our behalf, up to a cap of 0.75% of gross proceeds raised after such time. As of March 31, 2022, we reimbursed $5,820 to FS Real Estate Advisor for organization and offering expenses previously funded.

During our acquisition and development stage, subject to the limitations in the advisory agreement and sub-advisory agreement, we expect to make payments to FS Real Estate Advisor in connection with the management of our assets and costs incurred by FS Real Estate Advisor and Rialto in providing services to us. The advisory agreement has a one-year term but may be renewed for an unlimited number of successive one-year periods upon the mutual consent of FS Real Estate Advisor and our board of directors. On August 12, 2021, our board of directors approved the renewal of the advisory agreement effective as of August 17, 2021 for an additional one-year term expiring August 17, 2022. For a discussion of the compensation to be paid to FS Real Estate Advisor and FS Investment Solutions, see Note 6 to our unaudited consolidated financial statements included herein.

Cash Flows

The following table provides a breakdown of the net change in our cash and cash equivalents and restricted cash ($ in thousands):

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities	$21,729	$23,419
Cash flows used in investing activities	(873,865)	(213,945)
Cash flows from financing activities	941,571	201,212

Net increase (decrease) in cash and cash equivalents and restricted cash	$89,435	$10,686

Cash flows provided by operating activities decreased $1,690 during the three months ended March 31, 2022 compared to the corresponding period in 2021 due to increased interest receivable.

Cash flows used in investing activities increased $659,920 during the three months ended March 31, 2022 compared to the corresponding period in 2021 primarily due to the net increase of $817,238 in origination and fundings of loans receivables offset by a net increase in principal collections from loans receivable, held-for-investment of $210,590.

Cash flows provided by financing activities increased $740,359 during the three months ended March 31, 2022 compared to the corresponding period in 2021 primarily due to a net increase in borrowings of $384,741 and the increase in issuance of common stock of $387,578.

COVID-19 Developments

The novel coronavirus, or COVID-19, pandemic has evolved from its emergence in early 2020, so has its global impact. Many countries have re-instituted, or strongly encouraged, varying levels of quarantines and restrictions on travel and in some cases have at times limited operations of certain businesses and taken other restrictive measures designed to help slow the spread of COVID-19 and its variants. Governments and businesses have also instituted vaccine mandates and testing requirements for employees. While vaccine availability and uptake has increased, the longer-term macro-economic effects on global supply chains, inflation, labor shortages and wage increases continue to impact many industries. Moreover, with the potential for new strains of COVID-19 to emerge, governments and businesses may re-impose aggressive measures to help slow its spread in the future. For this reason, among others, as the COVID-19 pandemic continues, the potential global impacts are uncertain and difficult to assess.

Portfolio Update

As of March 31, 2022, our portfolio continues to perform, generating consistent current income with low volatility; further, we had not recorded any impairments in our loan portfolio. In addition, 100% of our loan portfolio was current as of March 31, 2022.

Our portfolio remains well diversified by geography and property type, with multifamily and industrial representing 67% of the portfolio compared to 12% for hospitality and retail as of March 31, 2022. The pipeline for new deal activity remains strong, backed by a diverse mix of property types.

Broadly, our lending strategy focused on originating short-term (2–3 years), floating-rate, senior loans has helped preserve investor capital while providing a natural turnover of the portfolio. The short-term nature of our typical loans allows us to regularly adjust the portfolio to current market conditions. As of March 31, 2022, approximately 95% of our portfolio consisted of investments sourced after July 2020.

Critical Accounting Estimates

Our financial statements are prepared in conformity with GAAP, which requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Critical accounting policies are those that require the application of management’s most difficult, subjective or complex judgments, often because of the need to make estimates about the effect of matters that are inherently uncertain and that may change in subsequent periods. In preparing the financial statements, management also will utilize available information, including our past history, industry standards and the current economic environment, among other factors, in forming its estimates and judgments, giving due consideration to materiality. Actual results may differ from these estimates. In addition, other companies may utilize different estimates, which may impact the comparability of our results of operations to those of companies in similar businesses. As we execute our expected operating plans, we will describe additional critical accounting policies in the notes to our financial statements in addition to those discussed below.

Loans Receivable and Provision for Loan Losses: We originate and purchase commercial real estate debt and related instruments generally to be held as long-term investments at amortized cost. We are required to periodically evaluate each of these loans for possible impairment. Impairment is indicated when it is deemed probable that we will not be able to collect all amounts due to us pursuant to the contractual terms of the loan. If a loan is determined to be impaired, we write down the loan through a charge to the provision for loan losses. Impairment of these loans, which are collateral dependent, is measured by comparing the estimated fair value of the underlying collateral, less costs to sell, to the book value of the respective loan. These valuations require significant judgments, which include assumptions regarding capitalization rates, leasing, creditworthiness of major tenants, occupancy rates, availability of financing, exit plan, loan sponsorship, actions of other lenders, and other factors deemed necessary by FS Real Estate Advisor and Rialto. Actual losses, if any, could ultimately differ from these estimates. FS Real Estate Advisor and Rialto perform a quarterly review of our portfolio of loans.

In connection with this review, FS Real Estate Advisor and Rialto assess the risk factors of each loan and assign a risk rating based on a variety of factors, including, without limitation, LTV, debt yield, property type, geographic and local market dynamics, physical condition, cash flow volatility, leasing and tenant profile, loan structure and exit plan, and project sponsorship. Based on a 5-point scale, our loans are rated “1” through “5”, from less risk to greater risk, which ratings are defined as follows:

Loan Risk Rating	Summary Description
1	Very Low Risk
2	Low Risk
3	Medium Risk
4	High Risk/Potential for Loss: A loan that has a risk of realizing a principal loss
5	Impaired/Loss Likely: A loan that has a very high risk of realizing a principal loss or has otherwise incurred a principal loss

Revenue Recognition: Security transactions are accounted for on the trade date. We record interest income on an accrual basis to the extent that we expect to collect such amounts. We do not accrue as a receivable interest or dividends on loans and securities if there is reason to doubt the collectability of such income. Any loan origination fees, original issue discount, market discount and exit fees are capitalized and such amounts are amortized as interest income over the respective term of the investment. Upon the prepayment of a loan or security, any unamortized loan origination fees to which we are entitled are recorded as fee income. We will record prepayment premiums on loans and securities as fee income when we receive such amounts. We record dividend income on the ex-dividend date.

Loans are considered past due when payments are not made in accordance with the contractual terms. We do not accrue as receivable interest on loans if it is not probable that such income will be collected. Management places loans on non-accrual status when full repayment of principal and interest is in doubt, which generally occurs when principal or interest is 120 days or more past due unless the loan is both well secured and in the process of collection. Interest payments received on non-accrual loans are generally recognized as interest income on a cash basis. Recognition of interest income on non-performing loans on an accrual basis is resumed when it is probable that we will be able to collect amounts due according to the contractual terms.

See Note 2 to our unaudited consolidated financial statements included herein for additional information regarding our significant accounting estimates.

Related Party Transactions

Compensation of FS Real Estate Advisor and the Dealer Manager

Pursuant to the advisory agreement, FS Real Estate Advisor is entitled to an annual base management fee equal to 1.25% of the NAV for our Class T, Class S, Class D, Class M and Class I shares and a performance fee based on our performance. We also reimburse FS Real Estate Advisor and Rialto for their actual cost incurred on providing administrative services to us, including the allocable portion of compensation and related expenses of certain personnel providing such administrative services. Pursuant to the advisory agreement, we will reimburse FS Real Estate Advisor and its affiliates for expenses incurred relating to our organization and continuous public offering, including the allocable portion of compensation and related expenses of certain personnel of FS Investments related thereto. FS Real Estate Advisor previously agreed to advance all of our organization and offering expenses until we raised $250,000 of gross proceeds from our public offering. In April 2020, FS Real Estate Advisor and Rialto agreed to defer the recoupment of any organization and offering expenses that may be reimbursable by us under the advisory agreement with respect to gross proceeds raised in the offering in excess of $250,000 until FS Real Estate Advisor, in its sole discretion, determined that we had achieved economies of scale sufficient to ensure that we could bear a reasonable level of expenses in relation to our income. We began reimbursing FS Real Estate Advisor in September 2020 and, as such, FS Real Estate Advisor may be reimbursed for any organization and offering expenses that it or Rialto has incurred on our behalf, up to a cap of 0.75% of gross proceeds raised after such time.

The dealer manager for our continuous public offering is FS Investment Solutions, which is an affiliate of FS Real Estate Advisor. Under the dealer manager agreement, FS Investment Solutions is entitled to receive upfront selling commissions and dealer manager fees in connection with the sale of shares of common stock in our continuous public offering. FS Investment Solutions anticipates that all of the selling commissions and dealer manager fees will be reallowed to participating broker-dealers, unless a particular broker-dealer declines to accept some portion of the dealer manager fee they are otherwise eligible to receive. FS Investment Solutions is also entitled to receive stockholder servicing fees, which accrue daily and are paid on a monthly basis. FS Investment Solutions will reallow such stockholder servicing fees to participating broker-dealers, servicing broker-dealers and financial institutions (including bank trust departments) and will waive (pay back to us) stockholder servicing fees to the extent a broker-dealer or financial institution is not eligible or otherwise declines to receive all or a portion of such fees.

See Note 6 to our unaudited consolidated financial statements included herein for additional information regarding our related party transactions and relationships, including a description of the fees and amounts due to FS Real Estate Advisor, compensation of FS Investment Solutions, capital contributions by FS Investments and Rialto, our expense limitation agreement with FS Investments and our purchase of a mortgage loan from an affiliate of Rialto.

FS Investment Solutions also serves or served as the placement agent for our private offerings of Class F and Class Y shares pursuant to placement agreements. FS Investment Solutions does not receive any compensation pursuant to these agreements.

Item 3.	Quantitative and Qualitative Disclosures About Market Risk.

We are subject to financial market risks, including changes in interest rates. As of March 31, 2022, 96% of the outstanding principal of our debt investments were floating-rate investments. A rise in the general level of interest rates can be expected to lead to higher interest rates applicable to any variable rate investments we may hold and to declines in the value of any fixed rate investments we may hold. However, many of our variable rate investments provide for an interest rate floor, which may prevent our interest income from increasing until benchmark interest rates increase beyond a threshold amount. To the extent that a substantial portion of our investments may be in variable rate investments, an increase in interest rates beyond this threshold would make it easier for us to meet or exceed our performance fee hurdle rate and may result in a substantial increase in our net investment income and the amount of performance fees payable to FS Real Estate Advisor.

Pursuant to the terms of the FS Rialto 2019-FL1 Notes, 2021-FL2 Notes, 2021-FL3 Notes, 2022-FL4 Notes, WF-1 Facility, the GS-1 Facility, the BB-1 Facility, the CNB Facility, and the MM-1 Facility, borrowings are at a floating-rate based on LIBOR, and the pricing rate for any specific transaction executed under the RBC Facility may be charged, pursuant to the terms agreed for that transaction, at a floating-rate based on LIBOR. To the extent that any present or future credit facilities or other financing arrangements that we or any of our subsidiaries enter into are based on a floating interest rate, we will be subject to risks relating to changes in market interest rates. In periods of rising interest rates, when we have debt outstanding, our cost of funds would increase, which could reduce our net investment income, especially to the extent we hold fixed rate investments.

We may seek to limit the impact of rising interest rates on earnings and cash flows through the use of derivative financial instruments to hedge exposures to changes in interest rates on loans secured by our assets.

The following table shows the effect over a twelve-month period of changes in interest rates on our interest income, interest expense, and net interest income, assuming no changes in the composition of our investment portfolio, including the accrual status of our investments, and our financing arrangements in effect as of March 31, 2022:

Basis Point Changes in Interest Rates	Increase (Decrease) in Interest Income	Increase (Decrease) in Interest Expense	Increase (Decrease) in Net Interest Income	Percentage Change in Net Interest Income
Down 50 basis points(1)	$(11,705)	$(13,237)	$1,532	1.2%
Down 25 basis points(1)	$(10,302)	$(8,522)	$(1,781)	(1.3)%
No change	—	—	—	—
Up 25 basis points	$10,903	$8,807	$2,096	1.6%
Up 50 basis points	$21,848	$17,613	$4,234	3.2%

(1)	Decrease in rates assumes the applicable benchmark rate does not decrease below 0%.

Item 4.	Controls and Procedures.

Evaluation of Disclosure Controls and Procedures

As required by Rule 13a-15(b) under the Exchange Act, we carried out an evaluation, under the supervision and with the participation of our management, including our chief executive officer and chief financial officer, of the effectiveness of the design and operation of our disclosure controls and procedures as of March 31, 2022.

Based on the foregoing, our chief executive officer and chief financial officer concluded that our disclosure controls and procedures were effective to provide reasonable assurance that we would meet our disclosure obligations.

Changes in Internal Control Over Financial Reporting

There was no change in our internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) or 15d-15(f)) that occurred during the three-month period ended March 31, 2022 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

PART II—OTHER INFORMATION

Item 1.	Legal Proceedings.

We are not currently subject to any material legal proceedings, nor, to our knowledge, is any material legal proceeding threatened against us. From time to time, we may be party to certain legal proceedings in the ordinary course of business, including proceedings relating to the enforcement of our rights under contracts with our portfolio companies. While the outcome of any legal proceedings cannot be predicted with certainty, we do not expect that these proceedings will have a material adverse effect upon our financial condition or results of operations.

Item 1A.	Risk Factors.

In addition to the other information set forth in this Quarterly Report on Form 10-Q, you should carefully consider the risk factors that appeared under Item 1A. “Risk Factors” in our most recent Annual Report on Form 10-K, as supplemented by our quarterly report on Form 10-Q. There are no material changes from the risk factors included within our most recent Annual Report on Form 10-K for the year ended December 31, 2021.

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds.

Share Repurchase Program

We have adopted a share repurchase plan, whereby on a monthly basis, stockholders may request that we repurchase all or any portion of their shares. Prior to September 2019, Class F shares and Class Y shares were not eligible to participate in our share repurchase program. The repurchase of shares is limited to no more than 2% of our aggregate NAV per month of all classes of shares then participating in our share repurchase plan and no more than 5% of our aggregate NAV per calendar quarter of all classes of shares then participating in our share repurchase plan, which means that in any 12-month period, we limit repurchases to approximately 20% of the total NAV of all classes of shares then participating in the share repurchase plan.

During the three months ended March 31, 2022, we repurchased shares of our common stock in the following amounts, which represented all of the share repurchase requested received for the same period:

Period	Total Number of Shares Purchased	Average Price Paid per Share	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	Maximum Number of Shares that May Yet Be Purchased Under the Plans or Programs(1)
January 1 - January 31, 2022	172,134	$24.86	172,134	0
February 1 - February 28, 2022	420,189	$24.74	420,189	0
March 1 - March 31, 2022	377,603	$24.90	377,603	0

Total	969,926		969,926	0

(1)	Repurchases are limited as described above.

Item 3.	Defaults upon Senior Securities.

Not applicable.

Item 4.	Mine Safety Disclosures.

Not applicable.

Item 5.	Other Information.

Not applicable.

Item 6.	Exhibits.

3.1	Third Articles of Amendment (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the SEC on April 28, 2022).

4.1	Amended and Restated Distribution Reinvestment Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report of Form 8-K, as filed by the Registrant with the SEC on April 28, 2022).

10.1	Amendment No. 8 to Master Repurchase and Securities Contract dated as of February 11, 2022 among FS CREIT Finance WF-1 LLC, FS Credit Real Estate Income Trust, Inc., and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 10.36 of the Registrant’s Annual Report on Form 10-K, as filed by the Registrant with the SEC on March 30, 2022).

10.2	Ninth Amendment to Uncommitted Master Repurchase and Securities Contract Agreement dated as of January 26, 2021 between FS CREIT Finance GS-1 LLC and Goldman Sachs Bank, National Association (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the SEC on February 3, 2022).

10.3	Fourth Amendment to Master Repurchase Agreement dated as of January 18, 2022 between FS CREIT Finance BB-1 LLC and Barclays Bank PLC (incorporated by reference to Exhibit 10.46 of the Registrant’s Annual Report on Form 10-K, as filed by the Registrant with the SEC on March 30, 2022).

10.4	Fifth Amendment to Master Repurchase Agreement dated as of February 16, 2022 between FS CREIT Finance BB-1 LLC and Barclays Bank PLC (incorporated by reference to Exhibit 10.47 of the Registrant’s Annual Report on Form 10-K, as filed by the Registrant with the SEC on March 30, 2022).

10.5	First Amendment to Loan and Servicing Agreement dated as of February 23, 2022 among FS CREIT Finance MM-1 LLC, FS CREIT Finance Holdings, LLC, Massachusetts Mutual Life Insurance Company and the other lenders from time to time, and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 10.51 of the Registrant’s Annual Report on Form 10-K, as filed by the Registrant with the SEC on April 6, 2022).

10.6	Second Amendment to Loan and Servicing Agreement dated as of March 4, 2022 among FS CREIT Finance MM-1 LLC, FS CREIT Finance Holdings, LLC, Massachusetts Mutual Life Insurance Company and the other lenders from time to time, and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the SEC on March 7, 2022).

10.7	Ninth Amendment to Uncommitted Master Repurchase and Securities Contract Agreement, dated as of January 26, 2022, between FS CREIT Finance GS-1 LLC and Goldman Sachs Bank USA (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the SEC on February 3, 2022).

10.8	Amended and Restated Loan and Servicing Agreement, dated as of April 27, 2022, between FS CREIT Finance MM-1 LLC and Mass Mutual (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the SEC on April 29, 2022).

10.9	Sixth Amendment to Loan and Security Agreement dated as of May 5, 2022, among FS Credit Real Estate Income Trust, Inc., FS CREIT Finance Holdings LLC, the lenders party thereto and City National Bank (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the SEC on May 9, 2022).

10.10	Amended and Restated Independent Director Compensation Policy (incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the SEC on April 28, 2022)

*10.11	Amendment No. 9 to Master Repurchase and Securities Contract dated as of May 12, 2022 among FS CREIT Finance WF-1 LLC, FS Credit Real Estate Income Trust, Inc., and Wells Fargo Bank, National Association.

31.1*	Certification of Chief Executive Officer, pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2*	Certification of Chief Financial Officer, pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1*	Certification of Chief Executive Officer and Chief Financial Officer, pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

101.INS*	Inline XBRL Instance Document.

101.SCH*	Inline XBRL Taxonomy Extension Schema Document.

101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document.

101.LAB*	Inline XBRL Taxonomy Extension Labels Linkbase Document.

101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document

101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document.

104*	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Previoulsy filed

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Quarterly Report to be signed on its behalf by the undersigned, thereunto duly authorized on May 16, 2022.

FS CREDIT REAL ESTATE INCOME TRUST, INC.

By:	/s/ MICHAEL C. FORMAN
Michael C. Forman Chief Executive Officer (Principal Executive Officer)

By:	/s/ EDWARD T. GALLIVAN, JR.
Edward T. Gallivan, Jr. Chief Financial Officer (Principal Accounting and Financial Officer)